UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SOLERA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Solera Holdings, Inc.

15030 Avenue of Science

San Diego, CA 92128

October 9, 2009

To our Stockholders:

You are cordially invited to attend the Solera Holdings, Inc. 2009 annual meeting of stockholders beginning at 8:00 a.m. local time on November 11, 2009 at L’Auberge Del Mar, 1540 Camino Del Mar, Del Mar, California 92014. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the annual meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

If you are a registered stockholder and plan to attend the annual meeting, you may be required to present evidence of your stockholdings to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Solera stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Tony Aquila
President, Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2009 annual meeting of stockholders of Solera Holdings, Inc. (the “Company”, “Solera”, “we”, “our” or “us”) will be held at L’Auberge Del Mar, 1540 Camino Del Mar, Del Mar, California 92014, on November 11, 2009, beginning at 8:00 a.m. local time. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)	the election of five directors to serve a term of one year;

(2)	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010; and

(3)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on October 1, 2009 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying Proxy Statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Jason Brady

Secretary

October 9, 2009

San Diego, California

15030 AVENUE OF SCIENCE

SAN DIEGO, CA 92128

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 11, 2009

PROXY STATEMENT

The Board of Directors (the “Board”) of Solera Holdings, Inc. (the “Company” or “Solera”) is soliciting proxies from its stockholders to be used at the 2009 annual meeting of stockholders to be held on November 11, 2009, beginning at 8:00 a.m. local time, at L’Auberge Del Mar, 1540 Camino Del Mar, Del Mar, California 92014, and at any postponements or adjournments thereof. This Proxy Statement contains information related to the annual meeting. The notice of annual meeting, a proxy card, this Proxy Statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 31, 2009 for the fiscal year ended June 30, 2009 (the “2009 Annual Report”) are being mailed to stockholders on or about October 9, 2009. The fiscal year ended June 30, 2009 is referred to as “fiscal 2009” in this Proxy Statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board is soliciting proxies for the 2009 annual meeting of stockholders. You are receiving a Proxy Statement because you owned shares of our common stock on October 1, 2009, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, a proxy card, this Proxy Statement and the 2009 Annual Report are being mailed to stockholders on or about October 9, 2009.

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2009 and other information that the SEC requires us to provide annually to our stockholders.

How may I obtain Solera’s 10-K and other financial information?

Stockholders can access our 2009 Annual Report our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.solerainc.com.

Stockholders may request an additional free copy of our 2009 Annual Report from:

Solera Holdings, Inc.

Attn: Chief Financial Officer

15030 Avenue of Science

San Diego, CA 92128

(858) 724-1600

We will also furnish any exhibit to the 2009 Annual Report if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2009 performance and respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on October 1, 2009, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Solera common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 69,634,059 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 69,634,059 shares of Solera common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 34,817,030 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card. Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 1 a.m., Central Standard Time, on November 10, 2009. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy and who is bearing the cost of this solicitation?

We are soliciting this proxy on behalf of our Board by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors. Directors are elected by a plurality of the votes cast at the meeting, which means that the five nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Appointment of Deloitte & Touche LLP. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010 requires the affirmative vote of the majority of a quorum permitting the conduct of business at the annual meeting.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter. We have supplied copies of our proxy materials for our 2009 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors, even if the broker, bank or other nominee does not receive voting instructions from you.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the quarter ending December 31, 2009.

How may I obtain a copy of Solera’s Bylaw provisions regarding stockholder proposals and director nominations?

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How may I view a list of Solera’s stockholders?

A list of our stockholders entitled to attend and vote at the 2009 annual meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2009 annual meeting at our offices located at:

15030 Avenue of Science

San Diego, CA 92128

The list will be available for viewing also at the 2009 annual meeting. You must be a stockholder of Solera and present valid identification to view the list.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the number of directors which shall constitute the Board shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this Proxy Statement is six, and it is anticipated that the number of authorized directors will be reduced from six to five immediately prior to the commencement of the 2009 annual meeting. Our Board has nominated five candidates for election as directors at our 2009 annual meeting of stockholders. Philip A. Canfield, a current member of our Board, has elected not to stand for re-election at the 2009 annual meeting. We thank Mr. Canfield for his dedicated service to the Company. The five candidates nominated by the Board for election as directors at the 2009 annual meeting of stockholders are identified below, each of whom is currently a member of the Board.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the five persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to us that they will be available to serve as directors. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the 2009 annual meeting, the Board will, prior to the 2009 annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the place vacant to be filled at a later time. The information presented below for the director nominees has been furnished to us by the director nominees and directors.

Information regarding the nominees, as of October 10, 2009, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience.

Tony Aquila, age 44, has served as our President and Chief Executive Officer since our formation in April 2005, and served as a member of our board of managers between April 2005 and May 2007 and has been the Chairman of the Board since the completion of our corporate reorganization on May 10, 2007. From September 2001 until December 2004, Mr. Aquila held various positions, including President and Chief Operating Officer, at Mitchell International Inc., a provider of software and services to the automobile insurance, collision repair, medical claim and glass replacement industries. Mr. Aquila joined Mitchell when it acquired Ensera, Inc., an automotive claims workflow and software processing company Mr. Aquila founded in 1999. Prior to Ensera, Mr. Aquila was the Chief Executive Officer and founder of MaxMeyer America, Inc., an importer and distributor of European automotive refinishing products formed in partnership with MaxMeyer-Duco S.p.A.

Arthur F. Kingsbury, age 61, has been a member of our Board since October 4, 2008. He has been a private investor since 1996. Mr. Kingsbury has over thirty-five years of business and financial experience, including financial, senior executive and director positions at companies engaged in newspaper publishing, radio broadcasting, database publishing, internet research, cable television and cellular telephone communications. Specific positions included President and Chief Operating Officer of VNU-USA, Inc., Vice Chairman and Chief Operating Officer of BPI Communications, Inc. and Chief Financial Officer of Affiliated Publications, Inc. Mr. Kingsbury currently serves on the board of directors of HSW International, Inc., an international online publishing company, and Dolan Media Company, a provider of business information. Mr. Kingsbury holds a BSBA in Business Administration from Babson College.

Jerrell W. Shelton, age 64, has been a member of our Board since the completion of our initial public offering on May 16, 2007. He has been a private investor since June 2009. From May 2006 through June 2009, Mr. Shelton served as an advisor to Medley Capital LLC, a private investment management firm. From June 2004 to May 2006, Mr. Shelton served as the chairman and chief executive officer of Wellness, Inc., a healthcare company. From November 2000 to June 2004, Mr. Shelton served as a visiting executive, and then advisory director, for the Research Division of IBM Corporation, an information technology company. Mr. Shelton has over twenty five years of senior executive officer experience in publishing, information services, software, and the Internet. Mr. Shelton currently serves on the Advisory Board of Directors of the Smithsonian Institution Libraries. Mr. Shelton has a B.S. in business administration from the University of Tennessee and an M.B.A. from Harvard University.

Kenneth A. Viellieu, age 52, has been a member of our Board since April 1, 2009. Since June 2008, Mr. Viellieu has been a Managing Director and Head of the Chicago office of Moelis & Company, an investment banking firm. From June 2001 to June 2008, Mr. Viellieu was a Senior Managing Director and Head of the Midwest Region for Bear Stearns & Company, an investment banking firm. Mr. Viellieu’s prior experience includes serving as Managing Director and Head of the Chicago office for Donaldson, Lufkin and Jenrette Securities Corp., an investment banking firm. Mr. Viellieu has over twenty five years of investment banking experience and has advised companies across of broad range of industries on various corporate finance matters, including mergers and acquisitions, leveraged finance transactions, public and private debt and equity offerings, and corporate restructurings. Mr. Viellieu holds a B.S. from Indiana University Kelley School of Business and an M.B.A. from the University of Chicago Booth School of Business.

Stuart J. Yarbrough, age 58, has been a member of our Board since the completion of our initial public offering on May 16, 2007. Mr. Yarbrough was elected as our Lead Independent Director on October 4, 2008. Mr. Yarbrough’s professional experience includes over twenty two years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. From February 2007 through its final distributions during June 2008, Mr. Yarbrough served as the chief executive officer of 3Point Capital Partners, a private equity firm. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough has a B.A. in management sciences from Duke University.

The Board recommends a vote FOR the election of each of the directors listed above.

ITEM 2—RATIFICATION OF ACCOUNTANTS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal 2010. We do not expect representatives of Deloitte & Touche LLP to be present at the 2009 annual meeting.

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended June 30, 2009 and June 30, 2008.

	Fiscal Year Ended
Fee Category	June 30, 2009	June 30, 2008
Audit Fees	$3,553,000	$4,194,000
Audit-Related Fees	77,000	217,000
Tax Fees	186,000	362,000
All Other Fees	—	—

Total Fees	$3,816,000	$4,773,000

Audit Fees: Includes the audit of our consolidated financial statements included in our annual report on Form 10-K, review of our condensed consolidated financial statements included in our Form 10-Q quarterly reports, audit of our internal control over financial reporting and the statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees: Consists of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services in connection with our filings with the SEC, including registration statements relating to our follow-on stock offerings in October 2007, June 2008 and November 2008.

Tax Fees: Consists of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning. Tax compliance, tax advice and tax planning include preparation of original and amended tax returns, refund claims, tax payment planning and tax audit assistance.

All audit, audit-related and tax services performed by Deloitte & Touche LLP in fiscal 2009 were pre-approved by the Audit Committee of our Board in accordance with the Audit Committee’s pre-approval policy, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved, and the Audit Committee must pre-approve any non-audit services to be provided to us by the independent auditor. The Audit Committee must also specifically approve any audit-related services, tax services or other permitted services if total fees for such services would exceed $50,000, and management will notify the Audit Committee if the aggregate service costs for pre-approved services exceeds $200,000 in any fiscal year. The Audit Committee is authorized to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Board recommends that stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending June 30, 2010.

Audit Committee Report

The Audit Committee of our Board has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2009 with Deloitte & Touche LLP, our independent auditors for fiscal 2009, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence and has considered whether the provision of non-audit services by Deloitte & Touche LLP to us is compatible with maintaining Deloitte & Touche LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report Form 10-K for the year ended June 30, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as our independent auditor for fiscal 2010.

This report is submitted by all current members of the Audit Committee who served on the Audit Committee during fiscal 2009:

Arthur F. Kingsbury

Jerrell W. Shelton

Stuart J. Yarbrough

ITEM 3—OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the 2009 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Amended and Restated Certificate of Incorporation provides that our Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board consists currently of six members. Immediately prior to the commencement of the 2009 annual meeting, the number of authorized directors will be reduced from six to five. Following the 2009 annual meeting, if all director nominees are elected to the Board, the Board will consist of five members with no vacancies. Any additional directorships resulting from an increase in the number of directors may be filled only by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

Our Board adopted a lead independent director governance structure. Mr. Yarbrough currently serves as our Lead Independent Director and, if Mr. Yarbrough is re-elected to our Board at the 2009 annual meeting, he will continue to serve as our Lead Independent Director. The Lead Independent Director of the Board is chosen by the independent directors of the Board, and has the general responsibility to preside at all meetings of the Board and have such powers and perform such duties as the Board may from time to time prescribe. A copy of the Lead Independent Director Charter can be found in the Corporate Governance section of our website at www.solerainc.com.

Number of Meetings of the Board

The Board held eleven meetings during fiscal 2009. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which he or she served during the period for which he or she served as a director and committee member in fiscal 2009.

Attendance at Annual Meetings of the Stockholders

All directors and director nominees are encouraged to attend the annual meeting of the stockholders. All of our directors who were members of the Board on the date of the 2008 annual meeting attended the 2008 annual meeting.

Director Independence

Certain rules of the New York Stock Exchange require, within 12 months of listing, that a majority of the members of the Board be “independent directors,” that the Audit Committee of the Board comprise only “independent directors” and that a majority of the members of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board be “independent directors,” in each case, as defined under the New York Stock Exchange Listed Company Manual.

Based upon the information submitted by each director, and following the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that director nominees standing for election Arthur F. Kingsbury, Jerrell W. Shelton, Kenneth A. Viellieu and Stuart J. Yarbrough have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the New York Stock Exchange.

Executive Sessions

We require the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is our Lead Independent Director, when these executive sessions take place in connection with Board meetings, and the Chairman of the standing committee, when these executive sessions take place in connection with standing committee meetings.

Communications with the Board

Stockholders or interested parties may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o the Secretary, 15030 Avenue of the Sciences, San Diego, CA 92128. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Board has adopted a policy for submitting concerns regarding our accounting or auditing matters. A copy of the Policy and Procedures for Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters, or the Ethics Policy, can be found in the Corporate Governance section of our website at www.solerainc.com. We have contracted with an independent third party to handle in-bound phone calls and emails relating to reports properly made pursuant to the Ethics Policy. Reports may be sent to our General Counsel and the Audit Committee through one of the following means: (1) calling one of the telephone numbers set forth in Schedule A of the Ethics Policy, which are available 24 hours per day, 365 days per year, (2) writing to the Audit Committee, c/o General Counsel, at 15030 Avenue of the Sciences, San Diego, CA 92128 or (3) emailing the Audit Committee at soleraholdings@signius.com. In the case of phone calls and emails, reports will be received by our independent service provider that will forward the reports to our General Counsel and the Chairman of the Audit Committee. In the case of written reports, they will be received by our General Counsel who will forward the reports to the Chairman of the Audit Committee. The confidentiality of all reports will be maintained to the extent consistent with law.

Committees of the Board

The composition, duties and responsibilities of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are set forth below. Committee members hold office for a term of one year. In the future, our Board may establish other committees, as it deems appropriate, to assist with its responsibilities. The charter for each of our committees, as well as our Corporate Governance Guidelines and our Conflict of Interest and Code of Conduct Policy, is available on the investor relations page of our website at www.solerainc.com. You may contact the Secretary at our principal executive offices for a printed copy of these documents. The Audit Committee charter was modified during fiscal 2009 and is attached in Appendix A to this Proxy Statement.

Audit Committee. The Audit Committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) periodically meeting separately with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time and (12) reporting regularly to the full Board.

Our Audit Committee currently consists of Messrs. Kingsbury, Shelton and Yarbrough. Following our 2009 annual meeting, our Audit Committee will consist of Messrs. Kingsbury, Shelton and Yarbrough, assuming each is elected to our Board. Our Board has determined that Messrs. Kingsbury, Shelton and Yarbrough are independent directors according to the rules and regulations of the SEC and the NYSE. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board has determined that both Messrs. Kingsbury and Yarbrough qualify as an “Audit Committee financial expert” as such term is defined in Item 407(d) of Regulation S-K. Our Audit Committee held ten meetings in fiscal 2009.

Compensation Committee. The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our senior executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our senior executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the Board from time to time. Our Compensation Committee currently consists of Messrs. Kingsbury, Shelton, Viellieu and Yarbough. Following our 2009 annual meeting, our Compensation Committee will consist of Messrs. Kingsbury, Viellieu and Yarbrough, assuming each is elected to our Board. Our Compensation Committee held eleven meetings in fiscal 2009.

The Compensation Committee has the authority to delegate certain of its functions, although the ultimate responsibility for executive compensation policy and determinations rests with the Compensation Committee. Specifically, the Compensation Committee looks to the Chief Executive Officer for input and recommendations regarding the performance and compensation of the other senior executive officers and to the Senior Vice President, Global Human Resources and the General Counsel for advice within their areas of expertise. The Compensation Committee also has retained an independent compensation consultant, Frederick W. Cook & Co., or FWC, for advice regarding benchmarking and compensation structure. FWC makes recommendations regarding the specific compensation awarded to senior executive officers and directors. Our management has retained Mercer, which provides management with compensation and related advice. The Compensation Committee and FWC in turn may work with Mercer and other members of our management, in each case at the direction of the Compensation Committee, on matters such as setting base salaries, establishing performance metrics for incentive programs and granting equity awards. For more information regarding the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board consistent with criteria set by our Board and to develop our corporate governance principles. The Nominating and Corporate Governance Committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our Board, (3) evaluating and recommending candidates for election to our Board, (4) overseeing the performance and self-evaluation process of our Board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Our Nominating and Corporate Governance Committee currently consists of Messrs. Kingsbury, Shelton, Viellieu and Yarbrough. Following our 2009 annual meeting, our Nominating and Corporate Governance Committee will consist of Messrs. Shelton, Viellieu and Yarbrough, assuming each is elected to our Board. Our Nominating and Corporate Governance Committee held ten meetings in fiscal 2009.

Criteria for Nomination to the Board of Directors

The Nominating and Corporate Governance Committee will consider candidates submitted by Solera stockholders in accordance with our Amended and Restated Bylaws and applicable law, as well as candidates recommended by directors and management, for nomination to our Board of Directors. The goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that offers a variety of perspectives, knowledge and skills derived from high-quality business and professional experience. The Nominating and Corporate Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms.

Process for Identifying and Evaluating Nominees

The Nominating and Corporate Governance Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Corporate Governance Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and the New York Stock Exchange. Mr. Viellieu was identified as a candidate for our Board by a current non-management director.

The Nominating and Corporate Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, diversity, availability, independence of thought, and overall ability to represent the interests of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Corporate Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. We have from time to time engaged, for a fee, a search firm to identify and assist the Nominating and Corporate Governance Committee with identifying, evaluating and screening candidates for our Board and may do so in the future.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of directors of any entity that employed any member of our Compensation Committee or Board. There are, and during fiscal 2009 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

Our legal and finance departments are primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related party transactions and then determining, based on the facts and circumstances, whether we or a related-party has a direct or indirect material interest in our transactions. In accordance with our Conflict of Interest and Code of Conduct Policy, our Nominating and Corporate Governance Committee is responsible for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. In accordance with our Audit Committee Charter, our Audit Committee is responsible for monitoring “related-person transactions” approved or ratified by our Nominating and Corporate Governance Committee. “Related person” refers to a person or entity that is, or at any point since the beginning of the previous fiscal year was, a director, officer, nominee for director, or 5% stockholder of us, or the immediate family members of such a person or entity. We do not have a written policy regarding the approval of related party transactions but the Nominating and Corporate Governance Committee will apply its review procedures to potential related-person transactions as a part of its standard operating procedures. In the course of their duties in reviewing, approving, ratifying and monitoring a related-party transaction, our Nominating and Corporate Governance Committee and Audit Committee, as appropriate, will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related party and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters our Nominating and Corporate Governance Committee or Audit Committee deems appropriate.

Any member of our Nominating and Corporate Governance Committee or Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of our Nominating and Corporate Governance Committee or Audit Committee at which the transaction is considered. Since July 1, 2008, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below. Most of the transactions described below were entered into prior to the formation of our Nominating and Corporate Governance Committee and Audit Committee, and were reviewed by our Board of Directors, which, prior to our May 2007 initial public offering, primarily considered the interests of our stockholders and practices with other private equity sponsor-owned companies in considering whether transactions were fair.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes provisions that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered into indemnification agreements with each of our directors and certain of our executive officers.

Consulting Agreement with Roxani Gillespie

In December 2008, we signed a consulting agreement with Roxani Gillespie, a former member of the Board who served as a director until November 2008. Pursuant to the consulting agreement, Ms. Gillespie provides assistance and advice relating to current business and business opportunities in several of our markets. During the term of the consulting agreement, Ms. Gillespie will receive a consulting fee totaling $150,000. The consulting agreement is scheduled to expire in November 2009.

Our Formation and Funding, the Acquisition, and the Initial Public Offering; Related Agreements

We were formed as a limited liability company in April 2005. In April 2006, we acquired the Claims Services Group from Automatic Data Processing, Inc. for an aggregate purchase price of approximately $1 billion (the “CSG Acquisition”). We converted from a limited liability company to a corporation and had our initial public offering in May 2007. Prior to fiscal 2008, which began July 1, 2007, our executive compensation arrangements were governed by agreements put in place at the time of our formation and the CSG Acquisition that had been negotiated between our executives and our private equity sponsor.

Senior Management Agreements and Securities Purchase Agreements; Consulting Agreement. In connection with our April 2005 formation and funding, we entered into a senior management agreement with Mr. Aquila. Mr. Aquila is our President, Chief Executive Officer and Chairman of the Board.

In connection with the CSG Acquisition, we entered into an amended and restated senior management agreement with Mr. Aquila and an employment agreement with Jack Pearlstein, which set forth the terms of employment for each of these named executive officers following the CSG Acquisition. Mr. Pearlstein was our Chief Financial Officer, Treasurer and Assistant Secretary through April 3, 2008. Mr. Aquila also purchased Class A Common Units and Class B Preferred Units pursuant to his amended and restated senior management agreement. Mr. Pearlstein purchased Class A Common Units and Class B Preferred Units pursuant to a securities purchase agreement. These agreements set forth certain terms and restrictions as to all units held by these executives.

In January 2008, we entered into the Second Amended and Restated Senior Management Agreement with Mr. Aquila and an Amended and Restated Securities Purchase Agreement with Mr. Pearlstein (the “New Agreements”) to reflect the reverse split of our common units, our conversion into a corporation, the conversion of all of our outstanding equity units into shares of our common stock, the completion of our initial public offering in May 2007 and our subsequent public offering in October 2007. The New Agreements also clarified the vesting for the equity securities held by Messrs. Aquila and Pearlstein that are covered by the New Agreements.

In December 2006, we entered into an employment agreement with Renato Giger, our Global Corporate Controller and Chief Financial Officer, EMEA, which sets forth the terms of his employment and certain rights upon termination of his employment.

In November 2007, we entered into an employment offer letter with Don Tartre, our Senior Vice President, Finance, which sets forth the terms of his employment and certain rights upon termination of his employment.

In December 2007, we entered into a Management Agreement with Jason Brady, our Senior Vice President, General Counsel and Secretary, which sets forth the terms of his employment, certain rights upon termination of his employment and certain rights, preferences and restrictions regarding the equity awards granted to Mr. Brady in connection with the commencement of his employment.

In March 2009, we entered into an employment offer letter with Dudley Mendenhall, our Chief Financial Officer, Treasurer and Assistant Secretary, which sets forth the terms of his employment.

In April 2009, we entered into a consulting agreement with Mr. Pearlstein that set forth the terms and compensation for his consulting services to us from April 3, 2009 through June 30, 2009.

Except for the New Agreements, each of the above agreements between us and our named executive officers is described in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation” and “Executive Compensation—Severance Payments; Change of Control Benefits” or “Executive Compensation—Potential Payments upon Termination or Change in Control.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock, as of the Record Date, by each person known by us to own more than 5% of our common stock, each director and each of the named executive officers identified in the Summary Compensation Table and by all of our directors and named executive officers as a group (eleven persons). The table lists the number of shares and percentage of shares beneficially owned based on 69,634,059 shares of common stock outstanding as of the Record Date, including (1) shares for which options will vest or will be exercisable within 60 days of the Record Date and (2) shares underlying restricted stock units that may vest and deliver shares within 60 days of the Record Date. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13F, Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by us. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent
Stockholders owning 5% or more:
Neuberger Berman Group, LLC (1)	5,426,230	7.8%
Wellington Management Company, LLP (2)	3,686,691	5.3%

Directors and Named Executive Officers:
Tony Aquila (3)	1,159,848	1.7%
Dudley Mendenhall	—	—
Donald Tartre (4)	18,825	*
Jason Brady (5)	29,134	*
Renato Giger (6)	36,669	*
Jack Pearlstein	—	—
Philip A. Canfield (7)	9,869	*
Kenneth A. Viellieu (8)	4,050	*
Arthur F. Kingsbury (9)	6,949	*
Stuart J. Yarbrough (10)	17,733	*
Jerrell W. Shelton (10)	17,733	*
All directors and executive officers as a group (eleven persons) (11)	1,300,810	1.9%

*	Less than 1%
(1)	The address for Neuberger Berman Group, LLC is 605 Third Avenue, New York, New York, 10158.
(2)	The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts, 02109.
(3)	Includes 19,387 shares of common stock held by each of Anthony Aquila 2007 Annuity Trust dated May 10, 2007 and Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007. Mr. Aquila is the trustee of Anthony Aquila 2007 Annuity Trust dated May 10, 2007. Shelly Renee Aquila is the trustee of Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007 and is the spouse of Mr. Aquila. Mr. Aquila does not exercise any voting or investment control over the shares of common stock held by Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007. Also includes options to purchase 173,938 shares of common stock that are exercisable within 60 days of October 1, 2009.
(4)	Includes options to purchase 13,125 shares of common stock that are exercisable within 60 days of October 1, 2009.
(5)	Includes options to purchase 21,875 shares of common stock that are exercisable within 60 days of October 1, 2009.
(6)	Includes 11,662 shares of common stock which are subject to repurchase by us at $0.30 per share if Mr. Giger’s employment is terminated. Also includes options to purchase 2,343 shares of common stock that are exercisable within 60 days of October 1, 2009.

(7)	Includes 613 restricted stock units that will vest within 60 days of October 1, 2009.
(8)	Includes 1,014 restricted stock units that will vest within 60 days of October 1, 2009.
(9)	Includes 583 restricted stock units that will vest within 60 days of October 1, 2009.
(10)	Includes 613 restricted stock units that will vest within 60 days of October 1, 2009.
(11)	Includes options to purchase 211,281 shares of common stock that are exercisable within 60 days of October 1, 2009 and 3,436 restricted stock units that will vest within 60 days of October 1, 2009.

To our knowledge, no person or group beneficially owns 5% or more of our outstanding common stock other than as set forth in the table above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons, we believe that for fiscal 2009 all reporting persons complied with Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the fiscal 2009 compensation for our “named executive officers,” who are identified in the Summary Compensation Table on page 32 of this Proxy Statement. The purpose of this discussion is to provide and describe the context, policies and objectives underlying compensation for our named executive officers, as detailed in the tables and narratives following this section.

For fiscal 2009, our named executive officers who remained executive officers of the Company at the end of fiscal 2009 were:

•	Tony Aquila: President, Chief Executive Officer and Chairman of the Board

•	Dudley Mendenhall: Chief Financial Officer, Treasurer and Assistant Secretary

•	Renato Giger: Global Corporate Controller and Chief Financial Officer, EMEA

•	Jason Brady: Senior Vice President, General Counsel and Secretary

•	Don Tartre: Senior Vice President, Finance

Mr. Giger was an employee of our predecessor and joined us in connection with the acquisition of our predecessor in April 2006. In addition, consistent with SEC rules and regulations, our named executive officers for fiscal 2009 include the following individual who served as our principal financial officer through April 3, 2009 and thereafter as a consultant for the remainder of fiscal 2009:

•	Jack Pearlstein: Chief Financial Officer, Treasurer and Assistant Secretary

Background

In May 2007, we converted from a limited liability company to a corporation and had our initial public offering. Prior to fiscal 2008, which began July 1, 2007, our executive compensation arrangements were primarily governed by agreements negotiated between our executives and our private equity sponsor in 2005 and 2006. Although certain provisions of those agreements continue to apply to Messrs. Aquila’s and Giger’s compensation, fiscal 2009 executive compensation was set by our Compensation Committee.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to further our overall corporate business and financial objectives. Therefore, we endeavor to attract, motivate, reward and retain executives who will continue to successfully manage and grow our business and drive our long-term success. The Compensation Committee considers the following objectives and principles in determining the form and amount of compensation for our named executive officers:

•	Provide compensation that is sufficiently competitive with companies with which we compete for executive talent to attract and retain high-quality executive officers;

•	Align the interests of executives and our stockholders;

•	Link an executive’s compensation to corporate performance and individual achievement;

•	Motivate executives to deliver results above our plan targets; and

•	Reinforce a culture of accountability and excellence.

This strategy is intended to make a significant portion of an executive’s compensation performance-based and, therefore, at risk. We believe that the portion of an executive’s compensation that is at risk should increase with his or her responsibilities and seniority. Senior executive officers generally have a greater portion of their pay at risk through short- and long-term incentive programs than the rest of our employee population because of their relatively greater responsibility and ability to influence our performance.

Roles of the Compensation Committee, Executive Officers and Consultants in our Compensation Process

The Compensation Committee, which is comprised solely of independent directors, establishes our compensation philosophy and is responsible for designing and evaluating our compensation programs for directors and senior executive officers, including the CEO, making recommendations to the Board of Directors and management regarding those programs, awarding incentive compensation to senior executive officers and administering other compensation programs as authorized by the Board of Directors. The Compensation Committee alone determines the salary and overall compensation of our CEO. When establishing the compensation of the other named executive officers, the Compensation Committee also discusses their performance with the CEO, reviews the compensation recommendations that the CEO submits, makes any appropriate adjustments, and approves their compensation.

The Compensation Committee has the authority to retain the services of outside advisors, experts and compensation and benefits consultants to provide input and advice in compensation matters. During fiscal 2009, the Compensation Committee utilized the services of Frederic W. Cook & Co. (“FWC”) as its outside compensation consulting firm. FWC provides the Compensation Committee with advice on executive and general compensation matters, which included executive cash compensation, executive equity compensation, executive stock ownership guidelines and severance/change of control benefits information as well as non-employee director compensation information during fiscal 2009. The Compensation Committee is solely responsible for FWC’s engagement, and FWC has not and, without the prior consent of the Compensation Committee, will not provide any services for our management or any other services for our directors. FWC representatives meet informally with the Compensation Committee Chair and formally with the Compensation Committee during the Compensation Committee’s regular meetings, including from time to time in executive sessions without any members of management present.

In fiscal 2009, our CEO and Senior Vice President of Human Resources retained Mercer, a compensation consulting firm, to provide management with executive compensation and benefits input and advice. Mercer’s advice included long-term equity incentives for senior executive officers and other key employees and severance and change of control benefits for senior executive officers. This advice was provided by Mercer and management to the Compensation Committee. Entities affiliated with Mercer provided benefit plan management services to us during fiscal 2009.

In carrying out its role of establishing our compensation philosophy and approving our compensation programs, the Compensation Committee solicits input and advice from several of our executive officers. As mentioned above, our CEO provides the Compensation Committee with feedback on the performance of our named executive officers and makes compensation recommendations for the named executive officers to the Compensation Committee for their approval. Our CEO and General Counsel attend Compensation Committee meetings from time to time to provide their perspectives on competition in the industry, the needs of the business, information regarding our performance, and other advice specific to their areas of expertise. In addition, at the Compensation Committee’s direction, FWC works with our members of management and, on occasion, Mercer, to obtain information necessary for FWC to make its own recommendations as well as to evaluate management’s recommendations.

Benchmarking

For fiscal 2009, the Compensation Committee engaged FWC to perform benchmarking analysis to assess the competitiveness of executive compensation for Messrs. Aquila and Pearlstein as well as other senior executive officers, including Messrs. Brady and Tartre. FWC assessed base salaries, annual incentives, total cash compensation, long-term incentives and total direct compensation (total cash compensation and long-term incentives) relative to a peer group of 19 companies, listed below, and from general industry surveys. The companies were chosen by the Compensation Committee, in consultation with FWC, because of their similarities to us in business (data and information services providers and software and services providers), market capitalization and revenue, and because these companies (i) are companies with which we compete or may compete for executive talent and (ii) can be used by stockholders for comparisons of executive compensation and performance. The fiscal 2009 peer group companies were:

Advent Software	DealerTrack Holdings	IDC
Aspen Technology	Dun & Bradstreet	IHS
Choicepoint *	Eclipsys	Informatica
Citrix Systems	Equifax	LKQ
Concur Technologies	Factset Research	Sybase
Copart	Fair Isaac	Tibco Software
CoStar Group

*	Choicepoint was acquired during fiscal 2009, and Choicepoint was not considered as a member of our peer group by FWC and the Compensation Committee in connection with the analysis of the ABIP payments and Supplemental Bonus (as defined below) payments to our CEO and CFO.

We generally use the 60th to 75th percentile of compensation for similar positions at the companies within our peer group as a market reference or guide to determine total direct compensation (base salary, cash-based incentives and equity compensation) for our named executive officers. We believe this target percentile range allows us to attract and retain executive talent and allows us to establish meaningful performance goals. The range provides an incentive for our named executive officers to achieve the goals established for our annual and strategic plans and benefit from increases in stockholder value alongside our stockholders. Importantly, we do not guarantee compensation at any specific percentile. Rather, we use the percentile range as a benchmark for compensation when performance is consistent with our plans and goals. When our goals are not achieved, compensation is likely to fall below the percentile range. The specific percentile for each named executive officer is based on several factors, including performance versus performance objectives, past performance, position, experience and our budget. The Compensation Committee may approve compensation of individuals above or below this percentile range. The total cash compensation (base salary and annual cash incentives) paid to our CEO in fiscal 2009 resulted in a payout at roughly the 82nd percentile for similar positions at the companies in the fiscal 2009 peer group in recognition of our overall improved performance in fiscal 2009 following the unanticipated global economic slowdown and other performance factors discussed below.

Elements of Compensation

The principal elements of our executive compensation program are:

•	base salary;

•	annual cash incentives; and

•	long-term incentives.

We also provide post-termination benefits, including severance and retirement benefits, and certain additional executive benefits and perquisites to certain of our senior executive officers.

These components, individually and in combination, are designed to accomplish one or more of the compensation objectives described above. We view executive compensation as an integrated total compensation program. The mix of compensation elements varies based on a senior executive officer’s position and responsibilities. The percentage of a senior executive officer’s compensation that is performance-based/at-risk or variable instead of fixed is based primarily on the senior executive officer’s level of influence at our Company, including the senior executive’s influence on our financial performance. Senior executive officers generally have a greater portion of their pay at risk through our annual cash incentive programs and long-term equity incentives than our other employees because of their relatively greater responsibility and ability to influence our performance. This is achieved by having higher target annual cash incentive opportunities and higher equity grant levels relative to base salary than employees who are not senior executives.

Base Salary

We provide a base salary to our named executive officers to provide a fixed amount of compensation for their services during the year. Base salary is generally set between the 60th – 75th percentiles of our peer group and is set based on our expectations for the respective senior executive officer’s contribution to the growth in the value of our Company. Therefore, we consider the experience, skills, knowledge, past performance and responsibilities required of the senior executive officers in their roles. Other factors considered by the Compensation Committee include the years of service of the executive, the ability to replace the executive, the base salary at the executive’s prior employment, market data on similar positions with competitive companies as information becomes available to us informally through recruitment/search consultants in connection with our recent hiring efforts, and through our directors’ experience with other companies.

In October 2008, the Compensation Committee approved increases in the base salary of both Messrs. Aquila and Pearlstein. Based on information provided to the Compensation Committee by FWC and the fiscal 2009 peer group and effective in November 2008, Mr. Aquila’s annual base salary was increased from $675,000 to $710,000 and Mr. Pearlstein’s annual base salary was increased from $350,000 to $370,000, which base salaries were set at the 75th percentile for base salaries of similarly situated executives within the fiscal 2009 peer group and based on other information provided by FWC. The decision to set their salaries at the 75th percentile reflected the Compensation Committee’s assessment of their historical and anticipated future contributions to our performance and growth.

As stated above, Mr. Pearlstein served as a consultant to us from April 3, 2009 through June 30, 2009. Mr. Pearlstein provided services to us to facilitate the transition of his duties and responsibilities to Mr. Mendenhall. During the consulting period and pursuant to the terms of Mr. Pearlstein’s consulting agreement, his consulting fee was $50,000 per month, and we paid Mr. Pearlstein a total consulting fee of approximately $147,000 for his consulting services through June 30, 2009.

Mr. Mendenhall joined the Company as Chief Financial Officer effective March 31, 2009, and his base salary was set at $375,000.

In fiscal 2009, Mr. Giger’s annual base salary was increased from approximately $253,000 to $271,000 and Mr. Tartre’s annual base salary was increased from $275,000 to $282,400. Mr. Giger’s salary was not increased upon becoming a senior executive officer. The base salary increases for Messrs. Giger and Tartre resulted from our merit evaluation process for base salaries that generally applies to our employees and, in the case of Mr. Giger, recognition of additional operations responsibility for several of our EMEA operating companies. Mr. Brady’s base salary was not changed during fiscal 2009 and remained at $250,000. Based on information provided to the Compensation Committee by FWC and the fiscal 2009 peer group, the base salaries of Messrs. Tartre and Brady for fiscal 2009 were determined to be below the median for base salaries of similarly situated executives within the fiscal 2009 peer group. As Mr. Giger was determined to be a senior executive officer in late fiscal 2009, the Compensation Committee did not ask FWC to review Mr. Giger’s fiscal 2009 base salary.

Annual Cash Incentives

Each of our named executive officers may receive an annual bonus based on a specified percentage of his base salary. The amount of the bonus is based upon both the satisfaction of certain pre-established financial performance criteria and achievement of individual objectives. The primary determinant of an executive’s bonus is financial performance, and a secondary determinant is the individual’s actual performance versus pre-established performance factors.

For fiscal 2009, we had the following two annual cash incentive programs for named executive officers: the annual business incentive plan, or ABIP, for our CEO and CFO; and the Solera Incentive Plan, or SIP, for our other named executive officers and other key employees.

The financial performance metrics under the ABIP were revenue and Adjusted Net Income. Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) allocable to common equity holders, plus the following items: provision for income taxes, amortization of acquisition-related intangibles, stock-based compensation expense, restructuring charges, other income—net and acquisition-related costs. Acquisition-related costs consist of transaction costs (including costs associated with potential acquisitions that we did not ultimately pursue and acquisitions not yet completed at June 30, 2009 and therefore charged to results of operations in contemplation of our adoption of Statement of Financial Accounting Standards No. 141 (revised), Business Combinations, in the first quarter of fiscal year 2010) and the following costs and fees associated with our acquisition of the Claims Services Group from ADP in April 2006: retention-related compensation costs, legal and professional fees, severance costs and other transition costs. From this figure, we then subtract a provision for income taxes to arrive at Adjusted Net Income. For fiscal 2009, we used a 28% tax rate. We use this 28% tax rate in order to approximate our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for a certain corporate holding company.

The financial performance metrics under the SIP were revenue and Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net earnings (loss) allocable to common equity holders, excluding interest, taxes, depreciation and amortization, stock-based compensation, restructuring charges, other (income) expense—net, and acquisition-related costs. We used revenue, Adjusted Net Income and Adjusted EBITDA because they are key measures of our corporate operating performance and growth both internally and among financial analysts. We believe that Adjusted EBITDA and Adjusted Net Income provide additional information with respect to the performance of our fundamental business activities and facilitate the evaluation of our business on a comparable basis to other companies. Adjusted EBITDA and Adjusted Net Income allow us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We believe that Adjusted EBITDA and Adjusted Net Income provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

In fiscal 2008, the ABIP and SIP both used revenue and Adjusted EBITDA as the financial performance metrics. For fiscal 2009, the SIP continued to use Adjusted EBITDA as a financial performance metric to maintain continuity with the SIPs established for fiscal years 2008 and 2007. The Compensation Committee believes that both Adjusted EBITDA and Adjusted Net Income are valuable tools to measure our financial performance and produce consistent outcomes for purposes of determining executive incentive compensation. For fiscal 2009, the Compensation Committee used Adjusted Net Income for the ABIP.

Our CEO and CFO are the two executive officers most responsible for our management, leadership and financial performance across our entire organization. In connection with their responsibilities, our CEO and CFO are primarily responsible for managing our financial performance against changes in exchange rates across the currencies we use in transacting our business. Under the ABIP, financial performance is based on our company-wide results, and the financial performance metrics are established and their results are calculated using actual currency exchange rates, or Actual FX Rates, applicable throughout fiscal 2009. Participants in the SIP, including the named executive officers (other than our CEO and CFO), make important targeted contributions to our overall financial performance. They do not have the same impact on our entire organization as our CEO and CFO, and they do not play as critical a role in managing risks associated with fluctuations in currency exchange rates. Furthermore, the financial performance goals for most of the SIP participants (excluding Messrs. Giger, Tartre and Brady) included a blend of country-specific and/or regional revenue and Adjusted EBITDA performance measures, which mitigates the impact changes in currency exchange rates have on the calculation of financial performance results. Under the SIP, financial performance is based on a blend of company-wide, country-specific and regional financial performance for most participants and the financial performance metrics are established and their results are calculated using currency exchange rates that are fixed by our Board of Directors at the beginning of fiscal 2009 in connection with the approval of our fiscal 2009 budget, or Budgeted FX Rates.

In fiscal year 2009, we acquired three companies: US Universal Consulting Software GmbH, a leading provider of software and services to collision repair facilities in Germany; Inpart Services Ltda., a leading electronic exchange for the purchase and sale of vehicle replacement parts in Brazil; and HPI, the leading provider of used vehicle validation services in the United Kingdom. Under the ABIP, the financial results from these acquired entities were not included in the calculations of the financial performance results. Under the SIP and except as described below for the named executive officers (other than our CEO and CFO), financial results from these acquired entities were not included in the calculations of the Company-wide financial performance results. The financial results from these acquired entities reported in our filings with the SEC are referred to as the “Acquisition Financial Results”.

In addition to the annual cash incentives paid to our CEO and CFO under the ABIP for fiscal 2009 and as described in greater detail below, the Compensation Committee approved the payment of non-plan, discretionary annual cash incentive awards, or Discretionary Awards, to the CEO and CFO.

ABIP

Under the ABIP, the target bonus opportunity for Mr. Aquila was 100% of base salary. As both Messrs. Pearlstein and Mendenhall served as our CFO for a portion of fiscal 2009, each was eligible to participate in the ABIP on a pro rata basis. For Messrs. Pearlstein and Mendenhall, the target bonus opportunity was 80% and 75% of base salary, respectively. Revenue was weighted at 40% of financial performance, and Adjusted Net Income was weighted at 60% to emphasize profitable growth. The formula to determine the payment under the ABIP is:

Bonus Target x (40% (% of Revenue Award Funded) + 60% (% of Adjusted Net Income Award Funded)

X Discretionary Multiplier

The range of the discretionary multiplier is -100% to +150%. The discretionary multiplier allows the Compensation Committee discretion to reward the CEO and CFO for strong financial performance as well as individual performance versus pre-established individual performance factors. The ABIP’s individual performance factors include management development initiatives, corporate governance initiatives and productivity initiatives.

The table below sets forth: (i) a range for fiscal 2009 revenue achievement (in millions); (ii) percentage of revenue target achieved; (iii) the revenue goal (noted in bold type) of $575 million; and (iv) the percentage of the cash bonus payment based on revenue achieved.

2009 Revenue Target ($Mil.)	% Target Rev. Achv’d.	% Revenue Award Funded
$546	95.0%	0%
$561	97.5%	75%
$575	100.0%	100%
$589	102.5%	125%
$604	105.0%	150%

The table below sets forth: (i) a range for fiscal 2009 Adjusted Net Income achievement (in millions); (ii) percentage of Adjusted Net Income target achieved; (iii) the Adjusted Net Income goal (noted in bold type) of $99.5 million; and (iv) the percentage of the cash bonus payment based on Adjusted Net Income achieved.

2009 Adj. Net Income Target ($Mil.)	% Target EBITDA Achv’d.	% Adj. Net Income Award Funded
$ 80.0	80%	0%
$ 90.0	90%	50%
$ 99.5	100%	100%
$104.0	105%	125%
$109.0	110%	150%

For fiscal 2009 and excluding the Acquisition Financial Results, revenues were approximately $529 million and Adjusted Net Income was approximately $103 million. The non-equity incentive plan compensation amounts set forth in the Summary Compensation Table for our CEO and CFO reflect: revenue achieved at 92% of target with no revenue award funded; Adjusted Net Income achieved at 103.6% of target with the Adjusted Net Income award funded at 119.9%; weighted award funding before application of the discretionary multiplier of 71.9%; and a discretionary multiplier of 1.25. This resulted in a payout of 90% of Mr. Aquila’s target bonus amount and 90% of Messrs. Pearlstein’s and Mendenhall’s pro rated target bonus amount for fiscal 2009. As neither Mr. Pearlstein nor Mendenhall was an employee of the Company for the entire fiscal 2009, each received a pro rated ABIP payment based on the number of months each was employed by the Company. Accordingly, Mr. Pearlstein’s pro rated ABIP payment was 75% and Mr. Mendenhall’s pro rated ABIP payment was 25%.

The Compensation Committee applied a discretionary multiplier of 1.25 after considering the following factors, or the Discretionary Factors:

•

Our solid financial performance results in fiscal 2009 despite the unanticipated global economic slowdown. In this connection, the Compensation Committee considered the extraordinary impact of the application of the Actual FX Rates on the calculations of the ABIP financial performance results versus what the calculation of results would have been if the Budgeted FX Rates were applied, noting that the negative impact from the application of Actual FX Rates versus Budgeted FX Rates in fiscal 2009 was approximately 50% greater than the positive impact from the application of Actual FX Rates versus Budgeted FX Rates in fiscal 2008. If the ABIP used Budgeted FX Rates to calculate the financial performance metrics: revenues would have been approximately $574 million; Adjusted Net Income would have been approximately $117 million; and the weighted award funding before application of the discretionary multiplier would have been 129.5%. After application of a discretionary multiplier of 1.25, this would have resulted in a payout of approximately 162% of Mr. Aquila’s target bonus amount and 162% of Messrs. Pearlstein’s and Mendenhall’s pro rated target bonus amount for fiscal 2009.

•

An organic revenue growth rate of approximately 6% versus fiscal 2008 measured at constant currency rates. We measure constant currency rates, or the effects on our results that are attributed to changes in foreign currency exchange rates, by measuring the incremental difference between translating the prior period (fiscal 2008) and the current period (fiscal 2009) results at the monthly average rates for the same period from the prior year.

•	Actual financial performance of the three businesses we acquired in fiscal 2009 ahead of the management plan presented to the Board at the time each of the acquisition transactions was approved.

•

Management’s continued efforts to build our competitive position through further development of management competencies, geographic expansion of operations in several new countries and improved efficiencies in several of our existing operating companies.

•	The CEO’s and CFOs’ actual individual performance measured against their individual performance objectives.

Discretionary Awards—Supplemental Bonus and Make-Up Bonus

As stated above, the Compensation Committee approved Discretionary Awards for each of Messrs. Aquila, Pearlstein and Mendenhall—each received a Supplemental Bonus and Mr. Mendenhall received a Make-Up Bonus. The Supplemental Bonus and the Make-Up Bonus are reflected in the Bonus column of the Summary Compensation Table.

Supplemental Bonus

After completion of fiscal 2009, the Compensation Committee approved the Supplemental Bonus in consultation with FWC. When deciding whether to approve the Supplemental Bonus, the Compensation Committee considered Company and individual performance, as reflected in the Discretionary Factors described above, in fiscal 2009. The Compensation Committee also reviewed benchmark corporate performance and compensation data provided by FWC to determine the relative performance and total cash compensation (base salary and annual cash incentives) for the CEO relative to similar executives at companies within the fiscal 2009 peer group. The Compensation Committee approved a total bonus of $1,100,000 (consisting of both the ABIP payment and the Supplemental Bonus), resulting in total cash compensation for Mr. Aquila at the 82nd percentile for similarly situated executives within the fiscal 2009 peer group. The Supplemental Bonus was awarded to recognize our solid financial performance as evidenced by the calculation of the ABIP payouts for the CEO and CFO at Budgeted FX Rates, the successful execution of three acquisitions during fiscal 2009 and the above-plan performance of the acquired businesses and the degree of achievement the Discretionary Factors, as well as Mr. Aquila’s personal skill-sets, competencies, strategic vision and dedication to our ultimate success. Mr. Aquila recommended to the Compensation Committee that each of Messrs. Pearlstein and Mendenhall receive the same Supplemental Bonus (as a percentage of his target bonus opportunity) pro rated for the number of days each served as our CFO during fiscal 2009. In approving Mr. Aquila’s recommendation, the Compensation Committee determined that Messrs. Pearlstein and Mendenhall were equally responsible for our operating improvement and would have received a significantly larger ABIP payout if not for the effect of highly volatile currency fluctuations that were outside their control during fiscal 2009.

Make-Up Bonus

At Mr. Mendenhall’s prior employer, annual cash bonuses were earned quarterly and paid semi-annually. When Mr. Mendenhall left his prior employer to join us on March 30, 2009, he had earned the first quarter portion of his calendar year 2009 annual cash bonus, or the Earned Bonus, but terminated his employment prior to the payment date. Pursuant to the terms of Mr. Mendenhall’s employment offer letter with us dated March 30, 2009 and as an incentive for Mr. Mendenhall to join us, the Compensation Committee also approved the payment of a one-time, discretionary bonus to Mr. Mendenhall equal to the amount of the Earned Bonus.

SIP

Under the SIP, the target bonus opportunity for Messrs. Giger, Tartre and Brady was 40% of their base salary.

The financial performance metrics were weighted 80% of the overall SIP objectives and individual performance was weighted 20%. We believe that the 80%/20% weighting appropriately balanced the importance of our financial performance, individual accountability and professional development. Revenue and Adjusted EBITDA were each weighted at 50% of financial performance. We believe that this equal weighting for SIP participants appropriately balanced the importance of both top line revenue and profitable growth.

For fiscal 2009, the Company-wide revenue and Adjusted EBITDA targets were approximately $578.9 million and approximately $210.8 million, respectively. Every 1% increase in financial performance above the target results in a 2% increase in the bonus payment, and every 1% decrease in financial performance below the target results in a 2% decrease in the bonus payment. The revenue and Adjusted EBITDA components required threshold achievement of at least 90% of target for payment, which would result in a payout of 80% of the target bonus opportunity for financial performance. The revenue and Adjusted EBITDA components have a maximum achievement at 115% of target, which, if achieved or exceeded, would result in a payout of 130% of the target bonus opportunity for financial performance. Consistent with our operating principles, individual performance objectives focus on clear and measurable targets, consisting of business-specific targets, waste reduction and increased productivity targets and teamwork targets.

Applying the Budgeted FX Rates and excluding the Acquisition Financial Results, fiscal 2009 Company-wide revenues were approximately $574.2 million and Adjusted EBITDA was approximately $218.7 million, or approximately 99% of target for revenue and approximately 104% of target for Adjusted EBITDA. The non-equity incentive plan compensation amounts set forth in the Summary Compensation Table for Messrs. Giger, Tartre and Brady reflect the financial performance targets described above and actual performance against each person’s individual performance objectives (measured from 0% to 100%) of greater than 98%.

For Messrs. Giger, Tartre and Brady and consistent with the methodology employed for the fiscal 2008 SIP payment calculation for the named executive officers, the calculation of our financial performance for purposes of their SIP payments used an equally-weighted blend of the Actual FX Rates including the Acquisition Financial Results and the Budgeted FX Rates excluding the Acquisition Financial Results. We used the blended currency exchange rates for Messrs. Giger’s, Tartre’s and Brady’s calculations as the financial performance component was tied to our Company-wide revenue and Adjusted EBITDA performance, and each of them supported our CEO and CFO in managing our financial performance against the changes in the currency exchange rates. For Messrs. Giger, Tartre and Brady, the decrease in their SIP payments calculated using the blended currency exchange rates described above versus the Budgeted FX Rates excluding Acquisition Financial Results was approximately $3,075, $3,206 and $2,838, respectively.

Long-Term Incentives

In general, our equity incentive structure is intended to accomplish the following main objectives:

•	balance and align the interests of participants and stockholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of stockholder value;

•	encourage the judgment, initiative and efforts of employees toward our continuing success;

•	increase equity ownership levels of key employees;

•	ensure competitive levels of compensation in line with our peer group; and

•	assist us in attracting, retaining and motivating key employees.

We use stock options and restricted stock units as the principal method of providing long-term incentive compensation under our 2008 Omnibus Incentive Plan, or 2008 Plan. We grant options because options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term strategies. Stock option value is realized only if the trading price of our common stock increases, and option holder interests are therefore aligned with stockholder interests. We grant restricted stock units to enhance the retention of named executive officers and balance the more volatile rewards associated with stock options. We believe that restricted stock units align the interests of the named executive officers with the interests of the stockholders because the value of these awards appreciate if the trading price of our common stock appreciates, and also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Equity awards vest over a period of time to encourage retention of our executive officers and focus their efforts on the creation of long-term stockholder value. Options and restricted stock units granted to named executive officers in fiscal 2009 generally vest 25% after the first year and on a quarterly basis thereafter for the next 12 quarters, subject in each case to the executive’s continued services to us.

In fiscal 2009, the Compensation Committee developed, in consultation with FWC, an annual long-term incentive equity program for Messrs. Aquila and Pearlstein consisting of a mix of stock options and restricted stock units. These equity awards were approved by the Compensation Committee in October 2008 and are referred to as the Fiscal 2009 Securities. Measured by the value of the awards at the date of grant, the Fiscal 2009 Securities were approved so that the resulting target total direct compensation was at the 75th percentile for similarly situated executives within the fiscal 2009 peer group. In determining the size of the awards for Messrs. Aquila and Pearlstein, the Compensation Committee considered additional factors, including our strong financial performance in the recently concluded fiscal 2008, which was well above the goals set for the fiscal year, and the strong historical individual performance of each of Messrs. Aquila and Pearlstein. Also, the 75th percentile target direct compensation position was consistent with our philosophy that our named executive officers should be provided an annual compensation opportunity in a 75th percentile range if they are performing consistent with our plans and objectives. The Compensation Committee also considered the fact that the majority of equity awards were provided as stock options, which we believe provides a performance-based opportunity to benefit from future increases in share price, but do not guarantee a positive return for the executive.

In connection with our consulting agreement with Mr. Pearlstein and consistent with the terms and conditions of his equity award agreements and our equity incentive plans, all of Mr. Pearlstein’s equity awards, including the Fiscal 2009 Securities, continued to vest through June 30, 2009. All of his equity awards that were not vested at June 30, 2009 were forfeited and returned to the 2008 Plan.

In connection with joining our Company, Mr. Mendenhall received long-term incentive equity awards consisting of a mix of stock options and restricted stock units. Relative to other initial equity awards granted to our senior executive officers, the value of Mr. Mendenhall’s initial equity awards were more heavily weighted towards restricted stock units. This value allocation was used primarily to address market volatility resulting from the global economic slowdown. We expect that future equity awards granted to Mr. Mendenhall will allocate value between restricted stock units and stock options in a manner consistent with grants to our other senior executive officers.

In connection with our annual equity award practice, each of Messrs. Giger, Tartre and Brady were granted an annual equity award in fiscal 2009 consisting of a mix of stock options and restricted stock units. Mr. Giger did not receive an additional equity award upon becoming a senior executive officer.

Equity Grant Practices: We do not have a policy regarding when we grant annual or other equity incentive awards to our named executive officers, although annual equity awards are typically granted in one or two installments during our fiscal year. The grant date for all equity awards granted to employees, including the named executive officers, is the first day of the month following the date of the Compensation Committee approval (or the business day closest to such day if such day is not a business day). The exercise price for stock options is the closing price of our common stock, as reported on the New York Stock Exchange, on the date of grant.

Equity Ownership—Stock Ownership Requirements

In May 2009, the Compensation Committee approved and instituted stock ownership guidelines for executive officers. After a period of five years from (i) the date of adoption of the stock ownership guidelines (in the case of current executive officers) or (ii) the employment start date (in the case of executive officers hired after May 2009), each executive officer listed below should beneficially own a number of shares of Solera common stock with a value listed below:

Employee	Multiple of Salary
CEO	3.5x
CFO	2.0x
CEO’s direct Solera reports and named executive officers	1.5x
CEO’s direct regional reports	1.0x

The number of shares of our common stock will be determined by dividing the applicable multiple of salary by the average closing trading price of one share of our common stock as reported by the New York Stock Exchange during the immediately prior three years.

Post-Termination Benefits

We generally provide post-termination benefits to our senior executive officers in the form of severance payments and change of control arrangements. We also provide a 401(k) plan to our named executive officers as well as to most of our U.S. employees that enables them to save for retirement. In addition, Mr. Giger participates in a social security and pension plan available to most of our employees based in Switzerland that enables them to save for retirement.

Severance Payments; Change of Control Benefits. The severance payments and change of control benefits, as applicable, are set forth in the following agreements:

•

Mr. Aquila: second amended and restated senior management agreement, dated January 28, 2008, as amended, and equity award agreements relating to stock options and restricted stock units granted to Mr. Aquila in fiscal 2008 and the Fiscal 2009 Securities.

•

Mr. Pearlstein: employment agreement, dated April 13, 2006, as amended, and equity award agreements relating to stock options and restricted stock units granted to Mr. Pearlstein in fiscal 2008 and fiscal 2009.

•

Mr. Giger: employment agreement, dated December 11, 2006, as amended. Mr. Giger’s employment agreement includes a statutory severance payment, or notice period, and an optional severance payment we may choose to make if we elect to enforce a post-termination non-competition agreement against Mr. Giger. Mr. Giger’s employment agreement does not contain any change of control benefits.

•	Mr. Tartre: employment offer letter, dated November 6, 2007, as amended. Mr. Tartre’s employment offer letter does not contain any change of control benefits.

•	Mr. Brady: management agreement, dated December 31, 2008, as amended.

With respect to Mr. Pearlstein’s employment separation from us on April 3, 2009, none of the severance or change of control benefits were triggered and all of these benefits terminated. Mr. Mendenhall’s employment offer letter does not contain any severance or change of control benefits. Except for Messrs. Mendenhall’s, Tartre’s and Brady’s arrangements, these arrangements were negotiated between our private equity sponsor and the executive officers in connection with our formation and/or our subsequent acquisition of our predecessor in April 2006. Mr. Mendenhall’s and Tartre’s employment offer letter and Mr. Brady’s management agreement were negotiated prior to and signed in connection with the commencement of their employment with us.

We agreed to provide severance benefits to our senior executive officers to afford them financial protection in the event of a termination without cause or a resignation for good reason, irrespective of whether the termination is in connection with a change of control. A primary reason for providing change of control benefits is to enable named executive officers to have a balanced perspective in making overall business decisions in the context of a potential acquisition of our Company, as well as to be competitive with market practices. We believe that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that our key talent would leave before a transaction closes.

The Fiscal 2009 Securities and equity awards granted to Mr. Brady in fiscal 2009 include “double-trigger” accelerated vesting in connection with a change of control. The double-trigger accelerated vesting is consistent with the grants of equity awards to these individuals in fiscal 2008. Details of each individual named executive officer’s benefits, including the specific components of the “double-trigger” accelerated vesting and estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control” beginning on page 38 below.

Retirement Benefits. We sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers most employees in the United States who satisfy certain eligibility requirements relating to minimum age and length of service. We also contribute to social security and sponsor pension plans in various countries in which we have operations that cover most employees in these countries who satisfy certain eligibility requirements.

Executive Benefits and Perquisites

In June 2008, our Compensation Committee approved certain executive perquisites for our senior executive officers, including our named executive officers. The perquisites approved by the Compensation Committee include increased supplemental life and long-term disability insurance, annual physical exams, company automobile benefit, country club fees (solely for the CEO), and, assuming year-by-year performance objectives are met, the payment of the cost of financial counseling services and health club membership.

In fiscal 2009, we implemented the company automobile benefit. The benefit is delivered in the form of reimbursement for or direct payment of a monthly automobile payment. The amount of the benefit is $1,500 per month for the CEO and $1,000 per month for the other named executive officers. Our core business and Company culture is closely aligned with the automobile industry. In addition, we are a global company with operating companies that have long-standing company automobile benefit programs. The Compensation Committee believes the extension of the company automobile benefit to our named executive officers enhances our alignment with the automobile industry and provides a level of parity between our corporate senior executives and our regional executives. In fiscal 2009, the company automobile benefit for each of the named executive officers was grossed-up for taxes. In fiscal 2010, we will not continue with tax gross-up payments on the company automobile benefit or any other executive benefits or perquisites we implement. In fiscal 2009 and consistent with our practice in fiscal 2008, we reimbursed the CEO for his country club dues as he primarily uses the country club for Company business.

Except as noted above, we did not provide any perquisites to named executive officers in fiscal 2009. We did not otherwise maintain retirement, pension or deferred compensation programs for named executive officers other than participation in our 401(k) plan and pension plans and social security contributions as described above. Our named executive officers participate in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs. In fiscal 2009, our CEO and his spouse attended a Company-sponsored trip for certain of our employees, their spouses or guests. We consider the CEO’s attendance at this trip to be part of his management duties, as the purpose of the trip was to reward other employees for their excellent performance during fiscal 2008. We believe that the CEO’s attendance at this event enhanced the effectiveness of the reward for employees by reinforcing for the other employees the importance of their efforts. Further, payment for the trip and the subsequent tax gross-up payment were provided to all employees who attended the trip and not just the CEO.

We also have a short-term disability policy. Except as otherwise discussed herein, other welfare and employee benefit programs are generally the same for all eligible employees, including our named executive officers, with some variation as required by local laws with respect to employees of our subsidiaries.

Tax and Accounting Considerations on Compensation

The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of executive compensation.

Deductibility by Us. Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the CEO and the next three most highly compensated executive officers (other than the CFO) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any fiscal year. While the Compensation Committee considers our ability to deduct compensation amounts paid or to be paid to our executive officers in determining appropriate levels or manner of compensation, it may from time to time approve additional amounts of compensation that are not fully deductible under Section 162(m) as was the case with the Supplemental Bonus described above.

Salaries for executive officers do not qualify as performance-based compensation; however, as no executive officer received salary in excess of $1,000,000 during fiscal 2009, the entire amount of salaries paid to our named executive officers is deductible. Our ABIP is structured so that it is performance-based and therefore deductible. Our stock option and restricted stock unit grants vest on a time-based vesting schedule and therefore are not considered performance-based under the Section 162(m) rules. Accordingly, amounts of compensation related to stock options and restricted stock units held by our named executive officers may not be fully deductible (depending upon the value of our stock, and the amount of other nonperformance-based compensation an executive officer has during the year in which any portion of a stock option or restricted stock unit vests).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on that review and discussion, recommended to the Board that it be included in this Proxy Statement.

This report is submitted by all of the current members of the Compensation Committee who served on the Compensation Committee during fiscal 2009:

Arthur F. Kingsbury

Jerrell W. Shelton

Kenneth A. Viellieu

Stuart J. Yarbrough

Executive Officers

Set forth below are the name, age, position and a description of the business experience of each of our current executive officers.

Name	Age	Position
Tony Aquila	44	President, Chief Executive Officer and Chairman of the Board
Dudley Mendenhall	54	Chief Financial Officer, Treasurer and Assistant Secretary
Don Tartre	49	Senior Vice President, Finance
Jason Brady	40	Senior Vice President, General Counsel and Secretary
Renato Giger	49	Global Corporate Controller and Chief Financial Officer, EMEA

Please see “ITEM 1—ELECTION OF DIRECTORS” above for a description of Mr. Aquila’s business experience.

Dudley Mendenhall has served as our Chief Financial Officer since March 2009 and our Treasurer and Assistant Secretary since October 2009. From August 2007 to March 2009, Mr. Mendenhall was Chief Financial Officer of Websense, Inc., a global leader in integrated Web, data and email security solutions. From April 2003 to August 2007, Mr. Mendenhall was Senior Vice President and Chief Financial Officer of K2, Inc., a publicly-traded, international sporting equipment manufacturer that was acquired by Jarden Corporation in August 2007. Mr. Mendenhall’s prior experience includes serving as Managing Director of the Corporate Finance Group at Ernst & Young Corporate Finance LLC and Managing Director & Group Head of the Entertainment & Media Group at Banc of America Securities. Mr. Mendenhall holds a B.A in economics from Colorado College.

Don Tartre has served as our Senior Vice President, Finance since November 2007. From January 2004 to November 2007, Mr. Tartre served as the Vice President, Finance and Corporate Controller of Gen-Probe Incorporated, a biotechnology company. From March 2001 to January 2004, he served as the Vice President and Chief Financial Officer of Stressgen Biotechnologies Corporation, a biotechnology company. Mr. Tartre currently serves on the Audit Committee of the San Diego County Regional Airport Authority (operator of the San Diego International Airport). He is a Certified Public Accountant in the State of California and has a B.S. in business administration from the University of Southern California.

Jason Brady has served as our Senior Vice President and General Counsel since December 2007, and our Secretary since August 2008. Prior to joining us, Mr. Brady provided legal consulting services to technology and entertainment companies. Prior to that, Mr. Brady was the Vice President, General Counsel and Corporate Secretary of Xenogen Corporation, a biotechnology company, from March 2005 through its acquisition by Caliper Life Sciences in August 2006. From April 2004 to March 2005, Mr. Brady was the Director of Legal Affairs for Abbott Diabetes Care, Abbott Laboratories’ diabetes testing device business. Prior to that, Mr. Brady was the Senior Corporate Counsel, Director of Legal Affairs and Assistant Secretary of TheraSense, Inc., a diabetes testing device company, from June 2001 until its acquisition by Abbott Laboratories in April 2004. Mr. Brady has a B.A. in History from the University of California, Los Angeles and a J.D. from Santa Clara University School of Law.

Renato Giger has served as our EMEA Chief Financial Officer since we acquired our predecessor company in April 2006 and has served as our Corporate Controller since October 2009. Mr. Giger has been employed by us and our predecessor since July 1993 during which time he has held several positions, most recently as Chief Financial Officer of Audatex. Mr. Giger has a Masters Degree in Finance from the University of Bern (Switzerland).

There are no family relationships among our directors or executive officers.

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers during the fiscal years ended June 30, 2009, 2008 and 2007.

Name and Principal Position	Fiscal Year ended June 30,	Salary	Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Current Named Executive Officers
Tony Aquila	2009	$696,538	$461,658	(3)	$341,100	$990,790	$638,342	$105,355	(4)	$3,233,783
Chief Executive Officer and President	2008	634,615	–		1,315,002	135,336	1,518,750	33,270	(5)	3,636,973
	2007	475,000	–		1,083,988	–	430,475	12,209	(6)	2,001,672

Dudley Mendenhall (7)	2009	93,750	97,253	(8)	61,061	20,362	63,216	7,875	(9)	343,517
Chief Financial	2008	–	–		–	–	–	–		–
Officer, Treasurer and Assistant Secretary	2007	–	–		–	–	–	–		–

Donald Tartre	2009	281,236	–		127,371	80,054	111,954	33,355	(10)	633,970
Senior Vice President, Finance	2008	163,942	–		55,592	34,473	117,973	–		371,980
	2007	–	–		–	–	–	–		–

Jason Brady	2009	250,000	–		160,550	132,344	99,520	47,726	(11)	690,140
Senior Vice	2008	125,000			70,045	57,455	53,609	7,786	(12)	313,895
President, General Counsel and Secretary	2007	–	–		–	–	–	–		–

Renato Giger (13)	2009	270,833	–		27,236	19,064	107,817	58,975	(14)	483,925
Global Corporate	2008	253,022	9,647	(15)	20,270	2,238	62,931	52,796	(16)	400,904
Controller and Chief Financial Officer, EMEA	2007	236,890	–		14,197	–	66,570	48,712	(17)	366,369

Former Named Executive Officer
Jack Pearlstein (18)	2009	276,923	133,406	(19)	95,089	281,288	199,594	192,806	(20)	1,179,105
Former Chief	2008	338,462	–		1,167,265	39,156	787,500	15,435	(21)	2,347,818
Financial Officer, Treasurer and Assistant Secretary	2007	300,000	–		361,329	–	231,300	10,756	(22)	903,385

(1)	The amounts shown under the “Stock Awards” and “Option Awards” columns represent the share-based compensation expense we recognized for financial reporting purposes (excluding forfeiture assumptions) during each fiscal year indicated in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123(R)”) for restricted stock awards and stock options granted to each named executive officer. A discussion of the assumptions used in determining the grant date fair value and share-based compensation expense of these equity awards is set forth in Note 10 to the consolidated annual financial statements included in our 2009 Annual Report.
(2)	The amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual management incentive bonuses earned in each fiscal year pursuant to our Annual Business Incentive Plan for Messrs. Aquila, Mendenhall and Pearlstein and Solera Incentive Plan for Messrs. Tartre, Brady and Giger. All amounts were paid in the following fiscal year.
(3)	Represents a discretionary supplemental bonus awarded to Mr. Aquila by the Compensation Committee of the Board for performance in fiscal 2009.
(4)	Includes (i) $12,404 of medical, dental and vision insurance premiums paid by us, (ii) $600 of life insurance premiums paid by us, (iii) $510 of short-term and long-term disability premiums paid by us and (iv) an $8,004 matching contribution we deposited into Mr. Aquila’s 401(k) plan account. Also includes (i) a reimbursement payment of $10,400 to Mr. Aquila for his country club dues, (ii) a car allowance paid to Mr. Aquila of $21,138, of which $7,638 represents a tax gross-up payment, and (iii) the cost of Company-sponsored trip attended by Mr. Aquila and his spouse and paid by us of $52,299, of which $22,201 represents a tax gross-up payment.
(5)	Includes (i) $14,367 of medical, dental and vision insurance premiums paid by us, (ii) $900 of life insurance premiums paid by us, (iii) $573 of short-term and long-term disability premiums paid by us and (iv) a $7,830 matching contribution we deposited into Mr. Aquila’s 401(k) plan account. Also includes a reimbursement payment of $9,600 to Mr. Aquila for his country club dues.
(6)	Consists of (i) $8,835 of medical, dental and vision insurance premiums paid by us, (ii) $1,062 of life insurance premiums paid by us and (iii) $2,312 of short-term and long-term disability premiums paid by us.
(7)	Mr. Mendenhall’s employment commenced in March 2009. His annual base salary is $375,000.

(8)	Represents a discretionary supplemental bonus awarded to Mr. Mendenhall by the Compensation Committee of the Board for performance in fiscal 2009 of $42,253 and a $55,000 bonus awarded to Mr. Mendenhall to compensate him for a bonus that he earned but did not receive from his prior employer because he departed from his prior employer prior to the payment date to join our Company.
(9)	Consists of (i) $3,119 of medical, dental and vision insurance premiums paid by us, (ii) $114 of life insurance premiums paid by us, (iii) $128 of short-term and long-term disability premiums paid by us and (iv) a car allowance paid to Mr. Mendenhall of $4,514, of which $1,514 represents a tax gross-up payment.
(10)	Includes (i) $9,162 of medical, dental and vision insurance premiums paid by us, (ii) $458 of life insurance premiums paid by us, (iii) $510 of short-term and long-term disability premiums paid by us and (iv) an $8,004 matching contribution we deposited into Mr. Tartre’s 401(k) plan account. Also includes a car allowance paid to Mr. Tartre of $15,220, of which $4,939 represents a tax gross-up payment.
(11)	Includes (i) $10,781 of medical, dental and vision insurance premiums paid by us, (ii) $458 of life insurance premiums paid by us, (iii) $510 of short-term and long-term disability premiums paid by us and (iv) a $4,814 matching contribution we deposited into Mr. Brady’s 401(k) plan account. Also includes (i) a car allowance paid to Mr. Brady of $16,284, of which $5,284 represents a tax gross-up payment, and (ii) pursuant to our relocation policy, reimbursement of taxable relocation expenses incurred by Mr. Brady of $14,879.
(12)	Includes (i) $3,231 of medical, dental and vision insurance premiums paid by us, (ii) $150 in life insurance premiums paid by us and (iii) $255 in short-term and long-term disability premiums paid by us. Also includes $4,150 paid by us on Mr. Brady’s behalf pursuant to our relocation policy for the closing costs on his purchase of a new home in San Diego, California.
(13)	Mr. Giger lives and works for us in Switzerland. Except for the amounts in the Stock Awards and Option Awards columns, all U.S. dollar amounts in the table above for Mr. Giger reflect a foreign currency exchange rate of $0.89325 to CHF1.00.
(14)	Consists of(i) a meal allowance paid to Mr. Giger of $2,144, (ii) $6,420 of health insurance premiums paid by us and (iii) a $50,411 defined benefit pension plan contribution we made on Mr. Giger’s behalf.
(15)	Represents a one-time discretionary bonus earned by Mr. Giger for performance in fiscal 2008.
(16)	Consists of (i) a meal allowance paid to Mr. Giger of $2,144, (ii) $6,367 of health insurance premiums paid by us and (iii) a $44,285 defined benefit pension plan contribution we made on Mr. Giger’s behalf.
(17)	Consists of (i) a meal allowance paid to Mr. Giger of $2,144, (ii) $6,338 of health insurance premiums paid by us and (iii) a $40,230 defined benefit pension plan contribution we made on Mr. Giger’s behalf.
(18)	Mr. Pearlstein retired as our Chief Financial Officer, Treasurer and Assistant Secretary in April 2009.
(19)	Represents a discretionary supplemental bonus awarded to Mr. Pearlstein by the Compensation Committee of the Board for performance in fiscal 2009.
(20)	Consists of (i) $6,452 of medical, dental and vision insurance premiums paid by us, (ii) $660 of life insurance premiums paid by us and (iii) $340 of short-term and long-term disability premiums paid by us. Also includes (i) a monthly car allowance paid to Mr. Pearlstein of $10,225, of which $4,225 represents a tax gross-up payment, (ii) unused accrued vacation paid to Mr. Pearlstein upon his termination of employment of $28,462 and (iii) consulting fees earned by Mr. Pearlstein subsequent to his termination of employment through June 30, 2009 of $146,667.
(21)	Consists of (i) $14,316 of medical, dental and vision insurance premiums paid by us, (ii) $546 of life insurance premiums paid by us and (iii) $573 of short-term and long-term disability premiums paid by us.
(22)	Consists of (i) $8,732 of medical, dental and vision insurance premiums paid by us, (ii) $637 of life insurance premiums paid by us and (iii) $1,387 of short-term and long-term disability premiums paid by us.

Grants of Plan-Based Awards

During fiscal 2009, we granted restricted stock units and options to purchase our common stock to our named executive officers, and each of our named executive officers participated in our annual cash incentive plans. The following table provides information on each of these awards on a grant-by-grant basis. In each case, except as noted below, the grant date of the award is the same as the approval date.

Name	Grant Date	Authorization Date	Estimated Possible Payouts Under Non-Equity Incentive Plan						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($) (1)		Target ($) (1)		Maximum ($) (1)
Current Executive Officers
Tony Aquila	November 3, 2008(3)	October 8, 2008	—		—		—		34,000	(4)	—		$—	(5)	$830,960
	November 3, 2008(3)	October 8, 2008	—		—		—		—		290,000	(6)	24.45		2,302,600
	January 28, 2008(7)	January 4, 2008	—		710,000		1,597,500		—		—		—		—

Dudley Mendenhall	April 1, 2009(8)	March 31, 2009	—		—		—		42,529	(10)	—		—	(5)	1,049,616
	April 1, 2009(8)	March 31, 2009	—		—		—		—		42,529	(11)	24.69		350,014
	March 30, 2009(7)	March 31, 2009	—	(9)	70,312	(9)	158,203	(9)	—		—		—		—

Donald Tartre	November 3, 2008(3)	October 31, 2008	—		—		—		1,000	(4)	—		—	(5)	24,440
	November 3, 2008(3)	October 31, 2008	—		—		—		—		3,000	(6)	24.45		24,450
	November 26, 2007(7)	—	90,358		112,948		146,832		—		—		—		—

Jason Brady	December 1, 2008(8)	November 26, 2008	—		—		—		1,800	(12)	—		—	(5)	31,338
	December 1, 2008(8)	November 26, 2008	—		—		—		—		5,400	(13)	17.42		31,374
	December 31, 2007(7)	—	80,000		100,000		130,000		—		—		—		—

Renato Giger	July 1, 2008(3)	June 29, 2008	—		—		—		1,500	(14)	—		—	(5)	42,960
	July 1, 2008(3)	June 29, 2008	—		—		—		—		4,700	(15)	28.65		44,885
	November 3, 2008(3)	October 31, 2008	—		—		—		1,000	(4)	—		—	(5)	24,440
	November 3, 2008(3)	October 31, 2008	—		—		—		—		3,000	(6)	24.45		24,450
	December 11, 2006(7)	—	86,667	(16)	108,333	(16)	140,833	(16)	—		—		—		—

Former Executive Officer
Jack Pearlstein	November 3, 2008(3)	October 8, 2008	—		—		—		9,000	(4)	—		—	(5)	219,960
	November 3, 2008(3)	October 8, 2008	—		—		—		—		80,000	(6)	24.45		635,200
	April 13, 2006(7)	—	—	(9)	222,000	(9)	499,500	(9)	—		—		—		—

(1)	Represents potential payouts of non-equity incentive plan awards for fiscal 2009 as set forth in each executive officer’s employment agreement and our Annual Business Incentive Plan, in the case of Messrs. Aquila, Mendenhall and Pearlstein, or our Solera Incentive Plan, in the case of Messrs. Tartre, Brady and Giger. Actual amounts paid to named executive officers are disclosed in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” The material terms of the plans are described in “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentives” above.
(2)	The amounts shown under the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each restricted stock unit and stock option award computed in accordance with SFAS No. 123(R) calculated without regard to vesting or forfeiture conditions. A discussion of the assumptions used in determining the grant date fair value and share-based compensation expense of these equity awards is set forth in Note 10 to the consolidated annual financial statements included in our 2009 Annual Report.
(3)	Represents awards granted under our 2007 Long-Term Equity Incentive Plan.
(4)	Represents restricted stock units that vested 25% on September 30, 2009 and vest 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(5)	Upon vesting of each restricted stock unit, the individual is entitled to receive one share of common stock for each vested restricted stock unit. No exercise or payment of exercise price is required.
(6)	The stock options vested 25% on September 30, 2009 and vest 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(7)	Represents the date that the respective executive officer entered into the agreement that sets forth his cash bonus for fiscal 2009.
(8)	Represents awards granted under our 2008 Omnibus Incentive Plan.
(9)	Because Mr. Mendenhall’s employment commenced in March 2009 and Mr. Pearlstein’s employment was terminated in April 2009, each was eligible to participate in the Annual Business Incentive Plan on a pro rata basis based on the number of days that each was employed during fiscal 2009.
(10)	Represents restricted stock units that vest 25% on March 31, 2010 and 6.25% on each June 30, September 30, December 31 and March 31 thereafter until fully vested.
(11)	The stock options vest 25% on March 31, 2010 and 6.25% on each June 30, September 30, December 31 and March 31 thereafter until fully vested.
(12)	Represents restricted stock units that vest 25% on December 31, 2009 and 6.25% on each March 31, June 30, September 30 and December 31 thereafter until fully vested.
(13)	The stock options vest 25% on December 31, 2009 and 6.25% on each March 31, June 30, September 30 and December 31 thereafter until fully vested.
(14)	Represents restricted stock units that vested 25% on June 30, 2009 and vest 6.25% on each September 30, December 31, March 31 and June 30 thereafter until fully vested.
(15)	The stock options vested 25% on June 30, 2009 and vest 6.25% on each September 30, December 31, March 31 and June 30 thereafter until fully vested.
(16)	Amounts were calculated based on Mr. Giger’s base salary for fiscal 2009 of CHF303,200 converted to U.S. dollars using an exchange rate of $0.89325 to CHF1.00.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers as of June 30, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options Exercisable		Number of Securities Underlying Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units or Restricted Shares That Have Not Vested		Market Value of Restricted Stock Units or Restricted Shares That Have Not Vested(1)
Current Executive Officers
Tony Aquila	84,532		185,971	(2)	$25.79	May 1, 2018	20,664	(2)	$524,866
	—		290,000	(3)	24.45	November 3, 2018	34,000	(3)	863,600
Dudley Mendenhall	—		42,529	(4)	24.69	April 1, 2016	42,529	(4)	1,080,327
Donald Tartre	11,250		18,750	(2)	24.03	January 2, 2018	12,500	(2)	317,500
	—		3,000	(3)	24.45	November 3, 2018	1,000	(3)	25,400
Jason Brady	18,750		31,250	(2)	24.03	January 2, 2018	15,750	(2)	400,050
	—		5,400	(5)	17.42	December 1, 2015	1,800	(5)	45,720
Renato Giger	750		1,250	(2)	23.41	December 3, 2017	750	(2)	19,050
	1,175		3,525	(2)	28.65	July 1, 2018	1,125	(2)	28,575
	—		3,000	(3)	24.45	November 3, 2018	1,000	(3)	25,400
	—		—		—	—	13,328	(6)	334,533
Former Executive Officer
Jack Pearlstein	22,812	(6)	—	(6)	27.66	June 2, 2018	—	(7)	—

(1)	The market value of restricted stock units that have not vested is based on the closing price of our common stock on the New York Stock Exchange on June 30, 2009 ($25.40 per share). The market value of restricted shares that have not vested is based on the closing price of our common stock on the New York Stock Exchange on June 30, 2009 ($25.40 per share), less the purchase price of $0.30 per share.
(2)	The unvested equity awards in the table above vest 6.25% on each September 30, December 31, March 31 and June 30 until fully vested.
(3)	Vested 25% on September 30, 2009 and vest 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(4)	Vest 25% on March 31, 2010 and 6.25% on each June 30, September 30, December 31 and March 31 thereafter until fully vested.
(5)	Vest 25% on December 31, 2009 and 6.25% on each March 31, June 30, September 30 and December 31 thereafter until fully vested.
(6)	Consists of restricted shares subject to repurchase by us at a repurchase price of $0.30 per share. 6.25% of restricted shares are released from our repurchase option on each September 30, December 31, March 31 and June 30 until all restricted shares are released from the repurchase option.
(7)	In accordance with the terms of Mr. Pearlstein’s retirement as our Chief Financial Officer, Treasurer and Assistant Secretary as of April 3, 2009, Mr. Pearlstein agreed to provide us consulting services through June 30, 2009. Pursuant to the terms of his consulting agreement and his equity award agreements, Mr. Pearlstein’s stock options and restricted stock units continued to vest through June 30, 2009. Mr. Pearlstein’s remaining unexercisable stock options and unvested restricted stock units as of June 30, 2009 were forfeited and returned to our 2008 Omnibus Incentive Plan. Mr. Pearlstein’s remaining exercisable stock options at June 30, 2009 were available for exercise by Mr. Pearlstein through July 30, 2009 pursuant to the 2007 Long-Term Equity Incentive Plan. Mr. Pearlstein did not exercise any of these stock options and therefore these options were forfeited and returned to our 2008 Omnibus Incentive Plan.

Stock Options Exercised and Restricted Stock Units Vested

The table below sets forth the number of restricted stock units held by our named executive officers that vested during fiscal 2009. None of our named executive officers exercised stock options during fiscal 2009.

Name	Number of Shares Acquired on Vesting of Restricted Stock Units		Value Realized on Vesting(1)
Current Executive Officers
Tony Aquila	9,392		$233,071
Dudley Mendenhall	—		—
Donald Tartre	7,500	(2)	176,863
Jason Brady	9,450	(3)	222,847
Renato Giger	7,489		188,803
Former Executive Officer
Jack Pearlstein	2,531		62,809

(1)	The value realized on vesting is based on the closing price of our common stock on the New York Stock Exchange on the last business day prior to such vesting date.
(2)	Includes 2,603 shares tendered to the Company for payment of payroll tax obligations
(3)	Includes 3,203 shares tendered to the Company for payment of payroll tax obligations.

Severance Payments; Change of Control Benefits

We provide severance payments and change of control benefits for most of our executive officers. The severance payments and change of control benefits, as applicable, are set forth in the following agreements:

•

Mr. Aquila: second amended and restated senior management agreement, dated January 28, 2008, as amended; equity award agreements relating to the stock options and restricted stock units granted to Mr. Aquila in fiscal 2008, or the Fiscal 2008 Securities, and fiscal 2009, or the Fiscal 2009 Securities.

•	Mr. Pearlstein: employment agreement, dated April 13, 2006, as amended; equity award agreements relating to the Fiscal 2008 Securities and Fiscal 2009 Securities granted to Mr. Pearlstein.

•

Mr. Giger: employment agreement, dated December 11, 2006. Mr. Giger’s employment agreement includes a statutory severance payment, or notice period, and an optional severance payment we may choose to make if we elect to enforce a post-termination non-competition agreement against Mr. Giger. Mr. Giger’s employment agreement does not contain any change of control benefits.

•	Mr. Tartre: employment offer letter, dated November 6, 2007, as amended. Mr. Tartre’s employment offer letter does not contain any change of control benefits.

•	Mr. Brady: management agreement, dated December 31, 2008, as amended.

With respect to Mr. Pearlstein’s employment separation from us on April 3, 2009, none of the severance or change of control benefits were triggered and all of these benefits terminated. Mr. Mendenhall’s employment offer letter does not contain any severance or change of control benefits.

Severance Payments. Set forth below is a summary description of the severance benefits for each of the named executive officers who is entitled to a contractual severance benefit:

•

Mr. Aquila: if Mr. Aquila’s employment is terminated by us without “cause” or is terminated by Mr. Aquila for “good reason”, then he is entitled to receive (i) salary continuation for eighteen months, subject to an extension of either six or twelve months by us, (ii) a pro-rated portion of his annual cash bonus from the fiscal year prior to the year of employment termination and (iii) benefits continuation.

•

Mr. Giger: upon termination of Mr. Giger’s employment for any reason other than “serious cause”, Mr. Giger is entitled to six-month’s prior written notice of employment termination or payment of six months of salary continuation in lieu of notice. In addition, we have the right to enforce a post-termination non-competition agreement against Mr. Giger in exchange for a payment to him of CHF 132,700.

•	Mr. Tartre: if Mr. Tartre’s employment is terminated by us without “cause”, then he is entitled to receive salary continuation for six months.

•

Mr. Brady: if Mr. Brady’s employment is terminated by us without “cause” or is terminated by Mr. Brady for “good reason”, then he is entitled to receive (i) salary continuation for six months, subject to an extension of six months by us and (ii) benefits continuation.

“Cause” generally means the conviction, in the case of Mr. Aquila, or commission, in the case of Mr. Brady, of a crime, substantial and repeated failure to perform one’s duties, gross negligence or willful misconduct. For purposes of Mr. Tartre’s employment offer letter, “cause” is as defined under California law. For purposes of Mr. Giger’s employment agreement, “serious cause” is as defined under Swiss law. “Good reason” generally means a material reduction in compensation, change in duties or reporting relationship or relocation.

Change of Control Arrangements. In accordance with the terms of Mr. Aquila’s equity award agreements, his Fiscal 2008 Securities and 2009 Securities are subject to accelerated vesting as follows: in the event of a change of control of Solera, all of the unvested Fiscal 2008 Securities and 2009 Securities will immediately vest if (i) the acquirer fails to assume the Fiscal 2008 Securities or the Fiscal 2009 Securities or issue an equivalent replacement award for the Fiscal 2008 Securities or the Fiscal 2009 Securities, or (ii) within twenty-four months immediately following a change of control, Mr. Aquila’s employment by or services to us are terminated without “cause” or Mr. Aquila resigns for “good reason”. For purposes of the accelerated vesting provisions applicable to the Fiscal 2008 Securities and the Fiscal 2009 Securities, the definition of change of control is identical to the definition set forth in Section 2(d) of our 2007 Long-Term Equity Incentive Plan and the definitions of “cause” and “good reason” are as set forth in Mr. Aquila’s second amended and restated senior management agreement, which may be amended from time to time.

Mr. Brady’s Management Agreement provides for “double-trigger” accelerated vesting for all of his unvested equity awards if his employment is terminated by us without “cause” (as defined above) or is terminated by him for “good reason” (as defined above) during the period beginning 60 days before and ending twelve months after a sale of the company. A sale of the company is defined in the Management Agreement as a transaction or transactions pursuant to which a person or entity or group of related persons or entities acquire(s) (i) stock of our company possessing the voting power to elect a majority of our Board or (ii) all or substantially all of our assets. Mr. Brady’s change of control agreement applies to all of his current equity securities and any equity securities that may be awarded to him in the future.

Potential Payments upon Termination or Change in Control

The following table sets forth the benefits that would arise upon certain terminations of employment or a change in control under the terms of (1) Mr. Aquila’s second amended and restated senior management agreement and the restricted stock unit grant agreements and stock option agreements relating to the Fiscal 2008 Securities and the Fiscal 2009 Securities, or the Securities Agreements, (2) Mr. Tartre’s employment offer letter, (3) Mr. Brady’s management agreement and (4) Mr. Giger’s employment agreement. The table assumes that the termination and/or change in control occurred on June 30, 2009.

Name	Benefit	Termination without Cause or for Good Reason (1)		After Change in Control — Termination without Cause or for Good Reason (1)		Change in Control		Voluntary Termination	Death or Disability
Tony Aquila	Severance payments	$1,890,000	(2)	$1,890,000		$—		$—	$—
	Accelerated vesting of restricted stock units and stock options	—		1,663,966	(3)	1,663,966	(3)	—	—
Don Tartre	Severance payments	141,185	(4)	141,185		—		—	—
Jason Brady	Severance payments	125,000	(5)	125,000		—		—	—
	Accelerated vesting of restricted stock units and stock options	—		531,675	(6)	—		—	—
Renato Giger	Severance payments	135,417	(7)	—		—		—	—

(1)	Cause is generally defined as (A) the conviction or plea of no contest, in the case of Mr. Aquila, or the commission, for Mr. Brady, of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to our company or any of our subsidiaries or any of our or our subsidiaries’ customers or suppliers, (B) substantial and repeated failure to perform duties, (C) gross negligence or willful misconduct with respect to our company or any of our subsidiaries, (D) conduct tending to bring our company or any of our subsidiaries into substantial public disgrace or disrepute or (E) any breach of the confidentiality or non-solicitation provisions of the executive’s employment agreement. For Mr. Tartre, cause is as defined under California law. Mr. Giger’s rights to a severance payment are triggered if his employment is terminated for any reason other than “serious cause”. “Serious cause” is as defined under Swiss law. Good reason is generally defined as (X) a reduction in base salary of more than 5%, (Y) a material diminution in titles or duties, or (Z) a change in the location of our company’s principal office by more than 25 miles. Mr. Tartre is not entitled to severance payment or accelerated vesting benefits upon termination of his employment for good reason.
(2)	If Mr. Aquila terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 150% of his base salary plus 75% of the bonus paid in respect of the prior fiscal year, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for 18 months following termination. We have the option to extend this severance period from 18 to 24 or 30 months, during which extension we would continue to pay Mr. Aquila’s, severance benefits at the same rate. Additionally, Mr. Aquila would continue to participate in employee benefit programs for senior executive employees, other than bonus and incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.
(3)	In connection with a change in control, our 2007 Long-Term Equity Incentive Plan and our 2008 Omnibus Incentive Plan authorizes our Board to take certain actions with respect to existing grants made under such plans. If in connection with certain of the change in control events set forth in our 2007 Long-Term Equity Incentive Plan and our 2008 Omnibus Incentive Plan, our Board takes no such authorized action with respect to all or a portion of the outstanding restricted stock units or stock options held by Mr. Aquila and either (a) the acquirer or successor corporation in such change in control does not assume such restricted stock units and stock options on an economically equivalent basis or (b) within 24 months following such change in control, Mr. Aquila terminates his employment for good reason or is terminated by us or the acquirer without cause, then, pursuant to the Securities Agreements, all of the restricted stock units and/or stock options held by Mr. Aquila will immediately vest in full. The value of such restricted stock units and stock options as set forth in the table above is based upon the price of our common stock reported on the New York Stock Exchange as of June 30, 2009 (less, in the case of stock options, the exercise price). Stock options with exercise prices that exceed the closing price of our common stock on June 30, 2009 are considered to have no value for purposes of the calculation in the table above.

(4)	If Mr. Tartre’s employment is terminated by us without cause, then he will receive an amount equal to 50% of his base salary, regardless of whether there has been a change in control.
(5)	If Mr. Brady terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 50% of his base salary, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for six months following termination. We have the option to extend this severance period for up to six months, during which extension we would continue to pay Mr. Brady’s severance benefits at the same rate. The duration of his non-solicit restriction would be extended by the same period. Additionally, Mr. Brady would continue to participate in employee benefit programs for senior executive employees or we would pay his premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985. Mr. Brady would not continue to participate in bonus or incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.
(6)	If Mr. Brady terminates his employment for good reason or is terminated by us without cause within 60 days prior to or twelve months following a change in control, then all of his outstanding restricted stock units and stock options that have not vested as of such termination will immediately vest in full. The value of such restricted stock units and stock options as set forth in the table above is based upon the price of our common stock reported on the New York Stock Exchange as of the close of business on June 30, 2009 (less, in the case of stock options, the exercise price thereof).
(7)	If Mr. Giger’s employment is terminated for any reason other than “serious cause”, Mr. Giger is entitled to six months notification of termination of employment or, in lieu of notice, a payment equal to 50% of his base salary. In addition to the amount reflected in the table above, we have the right to enforce a post-termination non-competition agreement against Mr. Giger in exchange for a payment to him of CHF132,700. Amounts have been converted to U.S. dollars using an exchange rate of $0.89325 to CHF1.00.

Compensation of Directors

All of our non-employee directors receive equity awards and annual cash fees. The cash fees are paid on a quarterly basis and were amended in October 2008 and May 2009. The previous annual fees and the current annual fees are set forth below:

	Previous Annual Fees	Current Annual Fees
Board member	$52,000	$52,000
Lead Independent Director	$—	$75,000
Audit Committee Chair	$25,000	$42,500
Audit Committee member	$17,500	$17,500
Compensation Committee Chair	$15,000	$30,000
Compensation Committee member	$10,000	$10,000
Nominating and Corporate Governance Committee Chair	$10,000	$30,000
Nominating and Corporate Governance Committee member	$10,000	$10,000

In addition to the annual fees, each non-employee director receives a per-meeting fee of $1,000 for each meeting of the Board and each standing committee that the director is a member of after the first eight meetings of each corporate body in a fiscal year.

Each new non-employee director elected or appointed to our Board of Directors is automatically granted an initial restricted stock unit award to cover a number of shares of our common stock determined by dividing (A) $300,000 by (B) the fair market value of a share of our common stock on the date of grant, with the number of shares rounded up to the nearest whole share. 50% of the initial restricted stock unit awards vest in equal monthly installments during the first twelve months following the date of grant. The remaining 50% of the initial restricted stock unit awards vest in equal annual installments on each of the second, third and fourth anniversaries of the date of grant. In April 2009, we granted an initial restricted stock unit award to purchase 10,125 shares of our common stock to Mr. Viellieu. Mr. Viellieu’s initial grant was prorated based on the number of months he served on the Board prior to the 2009 annual meeting.

Each non-employee director who is re-elected to our Board automatically receives a restricted stock unit award, as of the date of the annual meeting, to cover a number of shares of our common stock determined by dividing (A) $150,000 by (B) the fair market value of a share of our common stock on the date of the annual meeting, with the number of shares rounded up to the nearest whole share. These annual restricted stock unit awards vest in equal quarterly installments during the first twelve months following the date of grant.

For each of the automatic restricted stock awards, all unvested awards immediately vest upon (i) death or disability of the director, (ii) separation from the Board (for any reason other than through voluntary resignation before the next succeeding annual meeting) and (iii) a change of control of Solera. Each non-employee director may elect to defer receipt of the shares issued upon the settlement of the vested restricted stock units until the earliest of the following to occur: (i) five years from the date of grant; (ii) separation from the Board (for any reason) and (iii) a change of control of Solera. Disability is as defined in our equity incentive plans. For purposes of the restricted stock unit awards, a change of control is as defined in our equity incentive plans. Each director may make an irrevocable, annual election to receive restricted stock units in lieu of the director’s annual cash fee as a Board member on a dollar-for-dollar basis. Except for Mr. Aquila, who does not receive automatic awards, all of our directors will receive an annual restricted stock unit award as of the date of the 2009 annual meeting.

Immediately following the 2008 annual meeting, we granted Messrs. Canfield, Shelton and Yarbrough 7,313 restricted stock units and we granted Mr. Kingsbury 609 restricted stock units. Each of these grants was an annual grant under the non-employee director compensation policy. Mr. Kingsbury’s annual grant was prorated based on the number of months he served on the Board prior to the 2008 annual meeting. The Board has stock ownership guidelines for our non-employee directors. The guidelines provide that, after a period of five years of service as a director, each non-employee director should hold Solera equity securities with a value of at least three times such non-employee director’s annual Board member cash fees.

The following table summarizes the compensation of our current and former directors in fiscal 2009.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jerrell W. Shelton	$130,500	$290,429	$420,929
Stuart J. Yarbrough	159,531	290,429	449,960
Arthur F. Kingsbury	72,653	118,422	191,075
Kenneth A. Viellieu	16,132	44,077	60,209
Philip A. Canfield	37,667	162,365	200,032
Roxani Gillespie(2)	22,375	—	22,375

(1)	The amounts shown under the “Stock Awards” column represent the share-based compensation expense we recognized for financial reporting purposes (excluding forfeiture assumptions) during fiscal 2009 in accordance with SFAS No. 123(R) for all restricted stock and restricted stock unit awards granted to each director during fiscal years 2006, 2007, 2008 and 2009. A discussion of the assumptions used in determining the grant date fair value and share-based compensation expense of these equity awards is set forth in Note 10 to the consolidated annual financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on August 31, 2009.
(2)	Ms. Gillespie was a member of our Board through the 2008 annual meeting,

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2010 MEETING

We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our Nominating and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Corporate Governance Committee from time to time.

Stockholder proposals intended for inclusion in our proxy statement relating to our 2010 annual meeting in November 2010 must be received by us no later than June 11, 2010, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2010 annual meeting.

In addition, our Amended and Restated Bylaws establish advance notice procedures for (1) the nomination, other than by or at the direction of the Board, of candidates for election as directors and (2) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.

Any such proposals, as well as any questions related thereto, should be timely submitted in writing to our Secretary at the address below. Our Secretary must receive this notice no earlier than July 14, 2010 and no later than August 13, 2010.

Notice of a nomination must include:

(i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by the person, (D) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (A) the name and record address of such stockholder, and of such beneficial owner, (B) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by such stockholder and such beneficial owner, (C) a description of all arrangements or understandings between such stockholder and such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the corporation, and (F) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Notice of a proposal must include as to each matter the stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, (B) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment), (C) the reasons for conducting such business at the annual meeting, (D) the name and address, as they appear on our books, of such stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is being made, (E) the class and number of our shares which are, directly or indirectly, beneficially owned by such stockholder and such beneficial owner, (F) any material interest of such stockholder or such beneficial owner in such business, (G) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of our stock and (H) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

ADDITIONAL INFORMATION

We will bear the cost of the 2009 annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding our proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.

The Board knows of no matter to be brought before the annual meeting other than the matters identified in this Proxy Statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors

Jason Brady

Secretary

Dated: October 9, 2009

Appendix A

SOLERA HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

(AMENDED ON NOVEMBER 12, 2008)

Organization

This charter governs the operations of the Audit Committee of Solera Holdings, Inc. (the “Company”). The Committee shall review and reassess this charter at least annually and obtain the Board’s approval of the charter. Members of the Committee shall be members of, and appointed by, the board of directors of the Company (the “Board”). The Committee shall be comprised of three or more members. Each member of the Committee shall be “independent” within the meaning of the applicable listing rules of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (“SEC”), as determined by the Board or the Nominating and Corporate Governance Committee.

Each member of the Committee shall satisfy the financial literacy requirements of the New York Stock Exchange, as determined by the Board or the Nominating and Corporate Governance Committee, or must become financially literate within a reasonable period of time after appointment, and at least one member of the Committee shall have accounting or related financial management expertise and shall be deemed an “audit committee financial expert,” as determined by the rules and regulations of the SEC. The existence of such member shall be disclosed in periodic filings as required by the SEC. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such concurrent service would not impair the ability of such member to effectively serve on the Committee and discloses such determination in the Company’s annual proxy statement.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. To foster open communication, the Committee should meet at least annually with management and the internal audit staff and the independent auditor in separate sessions. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members.

Committee members shall hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board. The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions. The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. Committee members may not accept any compensation from the Company either directly or indirectly, other than compensation as a Board member or a member of any Board committee.

Purpose

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of the Company’s financial statements and its financial reporting process;

•	the systems of internal accounting and financial controls;

•	the performance of the Company’s internal audit function, if any, and independent auditor;

•	the independent auditor’s qualifications and independence; and

•	the Company’s compliance with legal and regulatory requirements and certain Company policies.

The Committee shall also prepare the report that SEC rules require to be included in the Company’s annual proxy statement. In so doing, it is the responsibility of the Committee to maintain free and open communication with the Board, the independent auditor and management of the Company.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, personnel of the Company and the independent auditor and, in its sole discretion and at the Company’s expense, the Committee shall have the authority to retain and terminate independent counsel and other advisers as it determines necessary to carry out its duties. The Committee, in its discretion, may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee and to provide pertinent information as necessary.

Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•

The Committee shall be directly responsible for the appointment, retention and termination (subject, if applicable, to stockholder ratification), compensation, and oversight of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting and receiving the report of the independent auditor.

•	The Committee shall ensure the rotation of the lead audit partner as required by law.

•

The Committee shall pre-approve all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific nonaudit services proscribed by law or regulation. Alternatively, the Committee may adopt preapproval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•	At least annually, the Committee shall obtain and review a report by the independent auditor describing:

•	The firm’s internal quality control procedures.

•

Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

•	The Committee shall ensure that hiring policies for employees or former employees of the independent auditor meet SEC regulations and stock exchange listing standards.

•

To the extent the Company establishes an internal audit function, the Committee shall review and concur with management’s appointment, termination or replacement of the director of internal audit function.

•

The Committee shall discuss with the internal auditors (if any) and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee shall also discuss with management, the internal auditors (if any) and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Conflict of Interest and Code of Conduct Policy and Code of Ethics for Senior Financial Employees).

•

Periodically, the Committee shall meet separately with management, the internal auditors (if any) and the independent auditor to discuss issues and concerns warranting Committee attention, including significant risks to the Company and the steps management has taken to address such risks. The Committee shall provide sufficient opportunity for the internal auditors (if any) and the independent auditor to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

•

To the extent the Company establishes an internal audit function, the Committee shall periodically review its operation, including the independence and authority of the internal auditors, the proposed internal audit plans for the coming year and the coordination of such plans with the internal audit function.

•	The Company shall review the proposed audit plans for the coming year and the coordination of such plans with the independent auditor.

•

The Committee shall receive regular reports from the independent auditor on the critical accounting policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

•

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion (if the preparation of such report is required by applicable law).

•

The Committee shall discuss the types of information to be disclosed and types of presentations to be made in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each release or each instance of guidance.

•	The Committee shall review and discuss policies with respect to risk assessment and risk management.

•

The Committee shall discuss the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•

The Committee shall discuss with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•

The Committee shall regularly report to the Board, including the results of the annual audit, and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and, to the extent an internal audit function is established, the performance of the internal audit function and the independence of the internal auditor. If requested by the Board, the Committee shall invite the independent auditor to attend the full Board meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are reviewed).

•

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee shall review reports of attorneys or others with respect to evidence of material violations of securities laws or breaches of fiduciary duty.

•

Assess, monitor and manage interested-party transactions and business relationships, as the case may be, approved by the Company’s Nominating and Corporate Governance Committee pursuant to the Company’s Conflict of Interest and Code of Conduct Policy.

•	The Committee shall submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

•	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

•

The Committee shall review the Company’s disclosure in the proxy statement for its annual meeting of stockholders that describes whether the Committee has satisfied its responsibilities under this Charter for the prior year.

•	The Committee shall periodically evaluate its performance to determine whether it is functioning effectively.

Miscellaneous

This Committee Charter is not intended to change or augment the obligations of the Company or its directors or management under the federal securities laws or to create new standards for determining whether directors or management have fulfilled their duties, including fiduciary duties under applicable law.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Solera

Proxy — SOLERA HOLDINGS, INC.

Notice of 2009 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — 8:00 AM PST November 11, 2009

Tony Aquila and Dudley Mendenhall, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Solera Holdings, Inc. to be held on November 11, 2009 at L’Auberge Del Mar, 1540 Camino Del Mar, Del Mar, California 92014, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the matters in Proposal 1 and Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Solera

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Central Time, on November 10, 2009.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/SLH

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below in Proposal 1 and FOR Proposal 2.

1. Election of Directors:

For Withhold For Withhold For Withhold

01 - Tony Aquila 02 - Arthur F. Kingsbury 03 - Jerrell W. Shelton

04 - Kenneth A. Viellieu 05 - Stuart J. Yarbrough

For Against Abstain

2. Ratification of the appointment of Deloitte & Touche LLP as Solera’s independent registered public accounting firm for the fiscal year ending June 30, 2010.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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